Exhibit 10.34

PURCHASE AGREEMENT

BY AND AMONG

STEINER LEISURE LIMITED,

STEINER U.S. HOLDINGS, INC.

STEINER UK LIMITED,

MANDARA SPA ASIA LIMITED,

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.,

BLISS WORLD HOLDINGS INC.,

AND

BLISS WORLD LLC

DATED AS OF November 2nd, 2009

ARTICLE I DEFINITIONS *

1.1 Certain Definitions *

1.2 Other Definitional and Interpretive Matters *

ARTICLE II SALE AND PURCHASE *

2.1 Sale and Purchase *

2.2 Purchase Price *

2.3 Payment of Purchase Price *

2.4 Purchase Price Adjustment *

2.5 Gift Cards and Company Cash *

ARTICLE III CLOSING AND TERMINATION *

3.1 Closing Date *

3.2 Certain Closing Deliveries *

3.3 Termination of Agreement *

3.4 Procedure Upon Termination *

3.5 Effect of Termination *

ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND ITS SUBSIDIARIES *

4.1 Organization and Good Standing *

4.2 Authorization of Agreement *

4.3 Capitalization *

4.4 Subsidiaries *

4.5 Conflicts and Consents *

4.6 Financial Statements *

4.7 Undisclosed Liabilities *

4.8 Absence of Certain Developments *

4.9 Taxes *

4.10 Real Property *

4.11 Tangible Personal Property *

4.12 Intellectual Property Rights *

4.13 Material Contracts *

4.14 Employee Benefits Plans *

4.15 Labor *

4.16 Litigation *

4.17 Compliance with Laws; Permits *

4.18 Environmental Matters *

4.19 Company Constituent Documents *

4.20 Insurance *

4.21 Product Warranty *

4.22 Product Liability *

4.23 Certain Business Relationships with Company and the Subsidiaries *

4.24 Customers and Suppliers *

4.25 Receivables *

ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER *

5.1 Organization and Good Standing *

5.2 Authorization of Agreement *

5.3 Ownership of the Bliss US Shares *

5.4 Conflicts and Consents *

5.5 Litigation *

5.6 Financial Advisors *

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER *

6.1 Organization and Good Standing *

6.2 Authorization of Agreement *

6.3 Conflicts and Consents *

6.4 Litigation *

6.5 Investment Intention *

6.6 Financial Advisors *

6.7 Solvency *

6.8 Shareholder Approval *

6.9 Acknowledgment *

ARTICLE VII COVENANTS *

7.1 Access to Information *

7.2 Conduct of the Business Pending the Closing *

7.3 Consents; Other Third Party Matters *

7.4 Regulatory Approvals *

7.5 Further Assurances; Etc *

7.6 Preservation of Records; Litigation Support *

7.7 Publicity *

7.8 Use of Names *

7.9 Employee Benefits *

7.10 Tax Matters *

7.11 Inter-company Accounts *

7.12 Preservation of Business *

7.13 Notice of Developments *

7.14 Exclusivity *

7.15 Title Insurance *

7.16 Post-Closing Further Assurances *

7.17 Transition *

7.18 Confidentiality *

7.19 Non-Solicitation and Employment *

7.20 Financial Capability *

7.21 Releases *

7.22 Receivables *

7.23 Multiemployer Plan *

ARTICLE VIII CONDITIONS TO CLOSING *

8.1 Conditions Precedent to Obligation of the Purchaser *

8.2 Conditions Precedent to Obligation of the Seller *

8.3 Frustration of Closing Conditions *

ARTICLE IX INDEMNIFICATION *

9.1 Survival *

9.2 Indemnification by the Seller *

9.3 Indemnification by Steiner US *

9.4 Indemnification Procedures *

9.5 Certain Limitations on Indemnification *

9.6 Tax Treatment of Indemnity Payments *

9.7 Exclusive Remedy *

ARTICLE X MISCELLANEOUS *

10.1 Payment of Sales, Use or Similar Taxes *

10.2 Expenses *

10.3 Entire Agreement; Amendments and Waivers *

10.4 Notices *

10.5 Severability *

10.6 Binding Effect; No Third-Party Beneficiaries; Assignment *

10.7 Counterparts *

10.8 GOVERNING LAW; SUBMISSION TO JURISDICTION; CONSENT TO SERVICE OF PROCESS; WAIVER OF JURY TRIAL *

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this "Agreement"), dated as of November 2nd, 2009, by and among Steiner Leisure Limited, a corporation existing under the laws of the Bahamas ("Steiner Leisure"), Steiner U.S. Holdings, Inc., a Florida corporation ("Steiner US"), Steiner UK Limited, a company organized under the laws of England and Wales ("Steiner UK"), Mandara Spa Asia Limited, a British Virgin Islands company ("Steiner Asia" and collectively with Steiner Leisure, Steiner US and Steiner UK, the "Purchaser" or each of which may be individually referred to herein as a "Purchaser"), Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the "Seller"), Bliss World Holdings Inc., a Delaware corporation (the "Company"), and Bliss World LLC, a Delaware limited liability company ("Bliss LLC" or "Subsidiary Seller").

W I T N E S S E T H:

WHEREAS, the Seller owns one hundred (100) shares of common stock of the Company, which constitute 100% of the issued and outstanding shares of capital stock of the Company (the "Bliss US Shares"); and

WHEREAS, the Company owns 100% of the issued and outstanding limited liability company membership interests in Subsidiary Seller; and

WHEREAS, Subsidiary Seller owns (i) 100% of the issued and outstanding shares (the "Bliss UK Shares") of Blissworld Limited, a private limited company organized in the United Kingdom ("Bliss UK") and (ii) 100% of the issued and outstanding shares (the "Bliss Asia Shares" and together with the Bliss UK Shares, the "Foreign Shares" and collectively with the Bliss US Shares and the Bliss UK Shares, the "Shares") of Bliss World (Asia) Pte. LTD., a private company limited by shares incorporated in Singapore ("Bliss Asia" and collectively with Bliss UK, the "Foreign Subsidiaries"); and

WHEREAS, the Seller desires to sell to Steiner US, and Steiner US desires to purchase from the Seller, the Bliss US Shares, for the US Purchase Price and upon the terms and conditions hereinafter set forth; and

WHEREAS, before the consummation of the sale of the Bliss US Shares, Subsidiary Seller desires to sell to Steiner UK, and Steiner UK desires to purchase from the Subsidiary Seller, the Bliss UK Shares, for the UK Purchase Price and upon the terms and conditions hereinafter set forth; and

WHEREAS, before the consummation of the sale of the Bliss US Shares, the Subsidiary Seller desires to sell to Steiner Asia, and Steiner Asia desires to purchase from the Subsidiary Seller, the Bliss Asia Shares, for the Asia Purchase Price and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

  DEFINITIONS

    Certain Definitions.

      For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

    "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

    "Business Day" means any day of the year on which national banking institutions in the City of New York are open to the public for conducting business and are not required or authorized to close.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Confidentiality Agreement" means the confidentiality agreement between Steiner Leisure and the Seller dated May 11, 2009.

    "Contract" means any contract, agreement, indenture, bond, mortgage, loan, lease or license.

    "Environmental Law" means any Law and other provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public and worker employee health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials or substances, or wastes, chemical substances or mixtures, biological agents or substances including medical or infectious wastes pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, or radiation, each as amended and as now or hereafter in effect. For purposes hereof, Environmental Law includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Superfund Amendments and Reauthorization Act of 1986, as amended (codified in sections of 10 U.S.C., 29 U.S.C., and 42 U.S.C.), the Occupational Safety and Health Act, as amended (29 U.S.C. Section 650, et seq.), the Safe Drinking Water Act, as amended (21 U.S.C. Section 349 and 42 U.S.C. Sections 201 and 300f, et seq.), the National Environmental Policy Act, as amended (42 U.S.C. Section 4321, et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

    "Escrow Agent" means SunTrust Bank, N.A.

    "Foreign Pension Plan" shall mean any plan, fund (including, without limitation, any super-annuation fund) or other similar program established or maintained outside of the United States of America by the Company or any of its Subsidiaries primarily for the benefit of employees residing outside the United States of America, which plan, fund, or similar program provides or results in retirement income or a deferral of income in contemplation of retirement, and which is not subject to ERISA or the Code.

    "GAAP" means generally accepted accounting principles in the United States as of the date hereof.

    "Governmental Body" means any government, court, regulatory or administrative agency, commission or authority, or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

    "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

    "Intellectual Property Rights" means all of the rights arising from or in respect of the following, whether registered or not, created or arising under the Laws of the United States or any foreign jurisdiction: (A) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (collectively, "Patents"); (B) all trademarks, service marks, trade names, service names, industrial designs or similar design rights, product configuration, trade dress rights, Internet domain names, identifying symbols, logos, emblems, slogans, signs or insignia, together with all foreign language translations, derivations, and combinations thereof and including all goodwill associated with the foregoing (collectively, "Marks"); (C) all copyrightable works, all copyrights and registrations and applications therefor (collectively, "Copyrights"); (D) trade secrets and confidential business information (including, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals; (E) all computer software (including source code, executable code, data, databases, and related documentation), (F) all other proprietary rights; and (G) all applications, registrations and permits related to any of the foregoing clauses (A) through (F).

    "IRS" means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

    "Knowledge of the Seller and the Company" means the actual knowledge as of the date of this Agreement of any of those Persons identified on Schedule 1.1(a).

    "Law" means any law, statute, or code, ordinance, rule or regulation having the force of law, issued by any Governmental Body.

    "Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder, if any.

    "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, or other interest in real property held by the Company or any of its Subsidiaries.

    "Legal Proceeding" means any judicial or administrative actions, suits or proceedings by or before a Governmental Body.

    "Lien" means any lien, pledge, mortgage, security interest, or similar encumbrance.

    "Master License" means the form of Master License and Relationship Agreement to be executed at Closing substantially in the form in all material respects attached hereto as part of Exhibit 3.2(c).

    "Material Adverse Effect" means:

    (i) a change, event or occurrence which has a material adverse effect on the assets, financial condition, results of operations or the prospects of the Company and the Subsidiaries (as they are currently operated) taken as a whole, other than changes, events, occurrences or effects (a) generally affecting (1) the industries in which the Company and the Subsidiaries conduct business or (2) the economy, or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates or commodities prices, or (b) arising out of, resulting from or attributable to (A) changes in Law or changes in general legal, regulatory or political conditions, or changes in generally accepted accounting principles or in accounting standards that, in each case, generally affect the industries in which the Company does business, (B) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (C) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (D) hurricanes, tornados, earthquakes, or other natural disasters, (E) any action taken by the Seller, the Company or their respective Subsidiaries as contemplated or permitted by this Agreement or with the Purchaser's consent, or any failure by the Seller, the Company or their respective Subsidiaries to take any action as a result of the restrictions in Article VII of this Agreement, and (G) any failure to meet forecasts or projections (but only to the extent any such effect, event or change discussed in clauses (a) or (b) do not disproportionately impact the Company, its Subsidiaries, or their respective assets or business); or

    (ii) without limiting the generality of clause (i), the occurrence of any one or more of the following:

    (a) a material adverse change in the terms of the arrangements with any of Bliss LLC's wholesale accounts set forth on Schedule 1.1(b);

    (b) during the period from the date hereof until the Closing Date (or if such period exceeds 60 days, then during any consecutive 60 day period from the date hereof until the Closing Date), the total revenue of the Company is at least $15,000,000 less than the total revenue of the Company for the comparable number of days prior to the date hereof; or

    (c) as of the Closing Date, the number of employees of the Company is less than 80% of the number of employees of the Company as of the date hereof.

    "Order" means any order, injunction, judgment, decree or ruling of a Governmental Body.

    "Permits" means approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

    "Permitted Exceptions" means (i) statutory liens for Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and, in each case, which are accrued as liabilities on the Financial Statements in accordance with GAAP and for which appropriate reserves have been established in accordance with GAAP, (ii) mechanics', carriers', workers', repairers', landlords', warehouse and similar Liens arising or incurred in the ordinary course of business, which are (a) not due and payable as of the Closing Date or (b) being contested in good faith; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body, (iv) the title and rights of lessors, lessees, licensors and licensees, as applicable, under leases and licenses executed in the ordinary course of business, (v) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in any policies of title insurance made available to the Purchaser, (vi) such other imperfections in title, charges, easements, restrictions and encumbrances which do not impair in any material respect the existing use of the related assets in the business of the Company and the Subsidiaries as currently conducted and (vii) the matters referred to on Schedule 1.1(c), provided that the items in subparagraphs (iii), (iv), and (v) in this definition (A) are not substantial in character, amount or extent in relation to the applicable property and (B) do not materially detract from the use, utility or value of the applicable property or otherwise materially impair the present business operations at such locations.

    "Person" means any individual, corporation, limited liability company, general partnership, limited partnership, trust, Governmental Body or other entity.

    "Seller Assumed Liability" means the liabilities of the Company or its Subsidiaries set forth on Schedule 1.l(d).

    "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are owned, directly or indirectly, by such Person.

    "Tax" or "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes or other taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any liability for the payment of amounts described in clauses (i) and (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement.

    "Taxing Authority" means the IRS and any other Governmental Body responsible for the administration of any Tax.

    "Tax Return" means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller or any of its subsidiaries.

    "Tax Sharing Agreement" means that certain Tax Sharing Agreement by and among the Seller and its Subsidiaries that are members of the Seller's consolidated tax group, dated December 30, 2005, as subsequently amended on April 9, 2006.

    Other Definitional and Interpretive Matters.

      Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

      Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

      Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

      Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions, and the insertion of headings, are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.

      Herein. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

      Including. The word "including" or any variation thereof means (unless the context of its usage otherwise requires) "including, without limitation," and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

      Exhibits and Schedules. The Exhibits and Schedules to this Agreement are an integral part of this Agreement. All Schedules referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on any Schedule with respect to any Section of this Agreement shall be deemed to have been disclosed with respect to and for purposes of each other Section of this Agreement if the relevance of such matter or item to such other Sections is reasonably apparent. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is required to be disclosed, or is or would have a Material Adverse Effect, or is or is not in the ordinary course of business. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. From the date hereof until the Closing, Seller shall have the ability to update the Schedules for informational purposes only; the Seller acknowledges that Purchaser has entered into this Agreement in reliance upon the representations and warranties and other agreements (without such potential update) and any such update shall have no effect on (i) the representations, warranties, covenants and agreements provided and made (or to be made) by the Seller hereunder, (ii) the satisfaction of any conditions under Section 8.1 hereunder, (iii) the determination of any breach by Seller hereunder, and (iv) the determination of any Losses hereunder, and each of the foregoing shall be determined as if such update had not been provided.

      The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

  SALE AND PURCHASE

    Sale and Purchase. Upon the terms and subject to the conditions contained herein, on the Closing Date, (i) Subsidiary Seller agrees to sell to Steiner UK and Steiner UK agrees to purchase from Subsidiary Seller, the Bliss UK Shares and (ii) Subsidiary Seller agrees to sell to Steiner Asia and Steiner Asia agrees to purchase from Subsidiary Seller, the Bliss Asia Shares. Immediately following the sale and purchase of the Foreign Shares, upon the terms and subject to the conditions contained herein, on the Closing Date, the Seller agrees to sell to Steiner US, and Steiner US agrees to purchase from the Seller, the Bliss US Shares.

    Purchase Price. The aggregate consideration for the Bliss UK Shares shall be an amount in cash equal to $20,000,000 (the "UK Purchase Price"). The aggregate consideration for the Bliss Asia Shares shall be an amount in cash equal to $500,000 (the "Asia Purchase Price" and together with the UK Purchase Price, the "Foreign Purchase Price"). The aggregate consideration for the Bliss US Shares shall be an amount in cash equal to $79,500,000 (the "US Purchase Price" and together with the Foreign Purchase Price, the "Purchase Price"), subject to adjustment as provided in Section 2.4.

    Payment of Purchase Price. On the date hereof, Steiner US shall pay a deposit in the amount of $7,500,000.00 (the "Deposit") to the Escrow Agent. On the Closing Date, the Purchaser shall pay the Purchase Price less the Deposit (subject to any adjustments pursuant to Section 2.4(a)) to the Seller by two wire transfers of immediately available United States funds (first a wire of the Foreign Purchase Price followed by a second wire of the US Purchase Price) into an account to be designated by the Seller. The UK Purchase Price shall be treated for all purposes as if it had been paid by Steiner UK to Subsidiary Seller, then immediately distributed by Subsidiary Seller to the Company, and then immediately distributed by the Company to Seller. Subsidiary Seller and the Company hereby direct Steiner UK to pay the UK Purchase Price directly to Seller. The Asia Purchase Price shall be treated for all purposes as if it had been paid by Steiner Asia to Subsidiary Seller, then immediately distributed by Subsidiary Seller to the Company, and then immediately distributed by the Company to Seller. Subsidiary Seller and the Company hereby direct Steiner Asia to pay the Asia Purchase Price directly to Seller. All distributions treated as occurring pursuant to this Section 2.3 shall be deemed to occur before the consummation of the sale of the Bliss US Shares.

    Purchase Price Adjustment.

      No later than three Business Days prior to the Closing Date, the Seller shall cause to be prepared and delivered to the Purchaser a statement (the "Estimated Closing Statement") that shall present the Seller's estimate (as of the date of the preparation of the Estimated Closing Statement) of what the Net Working Capital (as defined below) would be as of the end of business on the Closing Date ("Estimated Working Capital"). "Net Working Capital" means the consolidated current assets of the Company and the Subsidiaries, reduced by the consolidated current liabilities of the Company and the Subsidiaries, in each case as determined in accordance with the accounting principles set forth on Schedule 2.4(a) (the "Agreed Principles"), and excluding assets and liabilities in respect of Taxes (other than real and personal property Taxes, which shall be included in Net Working Capital). If Estimated Working Capital is less than $15,500,000 (the "Reference Amount"), the amount of the purchase price payable by the Purchaser to the Seller at Closing shall be reduced by an amount equal to the amount by which the Reference Amount exceeds Estimated Working Capital. If Estimated Working Capital exceeds the Reference Amount, the amount of the purchase price payable by the Purchaser to the Seller at Closing shall be increased by an amount equal to the amount by which Estimated Working Capital exceeds the Reference Amount.

      As promptly as practicable, but no later than sixty (60) days after the Closing Date, the Purchaser shall cause to be prepared and delivered to the Seller a statement (the "Closing Statement") setting forth the Purchaser's calculation of Net Working Capital as of the end of business on the Closing Date ("Closing Working Capital").

      If the Seller believes that the Purchaser's calculation of Closing Working Capital delivered pursuant to Section 2.4(b) was not prepared in accordance with the Agreed Principles, the Seller may, within thirty (30) days after delivery of the Closing Statement, deliver a notice to the Purchaser stating that the Seller disagrees with the Purchaser's calculation and specifying in writing and in reasonable detail those items or amounts as to which the Seller disagrees and the basis therefor. The Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of Closing Working Capital delivered pursuant to Section 2.4(b).

      If a notice of disagreement shall have been duly delivered pursuant to Section 2.4(c), the Purchaser and the Seller shall, during the 15 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital. If during such period, the Purchaser and the Seller are unable to reach such agreement, they shall promptly thereafter cause RSM McGladrey or such other independent accounting firm, as the case may be, the "Independent Accountant") to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital (it being understood that in making such calculation, the Independent Accountant shall be functioning as an expert and not as an arbitrator). Each of the Purchaser and the Seller agree that it shall not engage, or agree to engage the Independent Accountant to perform any services other than as the Independent Accountant pursuant hereto until the Closing Statement and Final Working Capital (as defined below) have been finally determined pursuant to this Section 2.4. Each party agrees to execute, if requested by the Independent Accountant, a reasonable engagement letter. The Purchaser and the Seller shall cooperate with the Independent Accountant and promptly provide all documents and information reasonably requested by the Independent Accountant. In making such calculation, the Independent Accountant shall consider only those items or amounts in the Closing Statement and the Purchaser's calculation of Closing Working Capital as to which the Seller has disagreed in its notice of disagreement duly delivered pursuant to Section 2.4(c). The Independent Accountant shall deliver to the Seller and the Purchaser, as promptly as practicable (but in any case no later than 30 days from the date of engagement of the Independent Accountant), a report setting forth such calculation. Such report shall be final and binding upon the Purchaser and the Seller, and neither the Purchaser nor the Seller shall seek further recourse to courts or other tribunals, other than to enforce such report. Judgment may be entered to enforce such report in any court of competent jurisdiction. The Independent Accountant will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant. For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of the Seller's position, 60% of the costs of its review would be borne by the Purchaser and 40% of the costs would be borne by the Seller.

      The Purchaser, the Seller, the Subsidiary Seller and the Company shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Working Capital and in the conduct of the review referred to in this Section 2.4, including the making available to the extent necessary of books, records, work papers and personnel.

      If Final Working Capital is less than Estimated Working Capital, the Seller shall pay to the Purchaser, as an adjustment to the Purchase Price, an amount equal to the amount by which Estimated Working Capital exceeds Final Working Capital. If Final Working Capital exceeds Estimated Working Capital, the Purchaser shall pay to the Seller an amount equal to the amount by which Final Working Capital exceeds Estimated Working Capital. "Final Working Capital" means Closing Working Capital (i) as shown in the Purchaser's calculation delivered pursuant to Section 2.4(b) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.4(c), or (ii) if such a notice of disagreement is duly delivered pursuant to Section 2.4(c), then (A) as agreed by the Seller and the Purchaser or (B) in the absence of such agreement, as shown in the Independent Accountant's calculation delivered pursuant to Section 2.4(d); provided, however, that in no event shall Final Working Capital be more than the Seller's calculation of Estimated Working Capital delivered pursuant to Section 2.4(a) or less than the Purchaser's calculation of Closing Working Capital delivered pursuant to Section 2.4(b). Any payment pursuant to this Section 2.4(f) shall be made at a mutually convenient time and place within five (5) Business Days after Final Working Capital has been determined by wire transfer by the Purchaser or the Seller, as the case may be, of immediately available funds to the account of such other party as may be designated in writing by such other party.

      Any payments in respect of adjustments made pursuant to this Section 2.4 shall be paid pro rata in accordance with the same percentages and in the same manner as the Purchase Price has been paid.

    Gift Cards and Company Cash. Purchaser shall not seek reimbursement from the Seller with respect to gift cards issued by the Company or its Subsidiaries on or after November 30, 2005 (the "New Cards"), and Seller agrees that, at the Closing, the Company shall have cash in the amount of (i) $5,338,000 plus (ii) the face amount of all gift certificates or gift cards sold by the Company or its Subsidiaries between the date hereof and the Closing plus (iii) the FSA Funds (as defined in Section 7.9(g)). At Closing, any shortfall in the amount of such cash set forth above shall be reflected as a reduction to the Purchase Price.

  CLOSING AND TERMINATION

    Closing Date. The closing of the sale and purchase of the Shares provided for in Section 2.1, in the order specified in that Section, (the "Closing") shall take place at the offices of the Seller located at 1111 Westchester Avenue, White Plains, New York 10604 (or at such other place as the parties may designate in writing) at 10:00 a.m. (New York City time) on a date to be specified by the parties, which date shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties hereto. Notwithstanding the foregoing, the Closing shall not occur prior to November 23, 2009 and Purchaser shall have the option to extend the Closing in order to implement employee transitions in accordance with Schedule 3.1. The date on which the Closing is held is referred to herein as the "Closing Date."

    Certain Closing Deliveries. At the Closing:

      The Subsidiary Seller shall deliver to (i) Steiner UK stock certificates representing the Bliss UK Shares, duly endorsed in blank or accompanied by stock transfer powers and (ii) Steiner Asia stock certificates representing the Bliss Asia Shares, duly endorsed in blank or accompanied by stock transfer powers or otherwise, if required by appropriate documentation in compliance with applicable laws relating to the transfer of such shares. The Seller shall deliver to Steiner US stock certificates representing the Bliss US Shares, duly endorsed in blank or accompanied by stock transfer powers.

      Each of the Seller and the Subsidiary Seller shall deliver to the Purchaser an affidavit, in a form meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2) and reasonably satisfactory to the Purchaser, stating, among other things, under penalty of perjury its U.S. taxpayer identification number and that the Seller or the Subsidiary Seller, as applicable, is not a foreign person within the meaning of Section 1445(b)(2) of the Code.

      The applicable parties shall enter into, and execute and deliver, the agreements substantially in the forms set forth in Exhibit 3.2(c) hereto, which shall include the Master License, the Transitional Services Agreement and the Sublease, dated and effective as of the Closing (the "Post-Closing Agreements").

      Steiner US shall cause to be duly executed and delivered to the Seller any and all Backstop Documents required pursuant to Section 7.3(b).

      The Purchaser shall deliver, or cause to be delivered, to the Seller evidence of the wire transfers referred to in Section 2.3.

      The Seller shall deliver to the Purchaser an election pursuant to Section 6.5 of the Tax Sharing Agreement, effective immediately before the Closing, electing to terminate the obligations under such Tax Sharing Agreement of the Company and each Subsidiary that is a "Subsidiary" as that term is defined in the Tax Sharing Agreement.

    Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

      by mutual written consent of the Purchaser and the Seller;

      by the Purchaser or the Seller in the event that the Closing has not been consummated on or prior to December 31, 2009 (such date, the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 3.3(b) shall not be available to a party if the failure of the Closing to have been consummated on or before the Termination Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

      by the Purchaser or the Seller if there shall be in effect a final non-appealable Order of a Governmental Body of competent jurisdiction permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 3.3(c) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

      by the Purchaser in the event (i) none of the representations and warranties of the Purchaser shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 8.2(a) not to be satisfied and there has been no failure by the Purchaser to perform its covenants in such a manner as would cause the condition set forth in Section 8.2(c) not to be satisfied, and (ii) there shall have been a breach or inaccuracy of the Seller's representations and warranties in this Agreement or a failure by the Seller, the Subsidiary Seller or the Company to perform their respective covenants in this Agreement, in any such case in a manner that the conditions to the Closing set forth in Section 8.1(a) or Section 8.1(b) would not be satisfied if such breach, inaccuracy or failure occurred or was continuing as of the date on which the Closing was to occur; provided, however, that the Purchaser shall provide notice to the Seller as soon as practicable after becoming aware of any such breach or inaccuracy or failure described in clause (ii) above; and provided further, that if such breach or inaccuracy or failure is curable by the Seller, the Subsidiary Seller or the Company through the exercise of its commercially reasonable efforts then, for up to 30 days from the date the Seller receives notice of such breach or inaccuracy or failure from the Purchaser, so long as the Seller, the Subsidiary Seller or the Company, as the case may be, continues to exercise such commercially reasonable efforts, the Purchaser may not terminate this Agreement under this Section 3.3(d) prior to the later of (A) the Termination Date and (B) the end of such 30-day period; or

      by the Seller in the event (i) none of the representations and warranties of the Seller shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 8.1(a) not to be satisfied and there has been no failure by the Seller, the Subsidiary Seller or the Company to perform its covenants in such a manner as would cause the condition set forth in Section 8.1(b) not to be satisfied, and (ii) there shall have been a breach or inaccuracy of Steiner US' representations and warranties in this Agreement or a failure by the Purchaser to perform its covenants in this Agreement, in any such case in a manner that the conditions to the Closing set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied if such breach, inaccuracy or failure occurred or was continuing as of the date on which the Closing was to occur; provided, however, that the Seller shall provide notice to the Purchaser as soon as practicable after becoming aware of any such breach or inaccuracy described in clause (ii) above; and provided further, that if such breach or inaccuracy is curable by the Purchaser through the exercise of its commercially reasonable efforts then, for up to 30 days from the date the Purchaser receives notice of such breach or inaccuracy from the Seller, so long as the Purchaser continues to exercise such commercially reasonable efforts, the Seller may not terminate this Agreement under this Section 3.3(e) prior to the later of (A) the Termination Date and (B) the end of such 30-day period.

    Procedure Upon Termination. In the event of termination by the Purchaser or the Seller, or both, pursuant to Section 3.3, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by the Purchaser or the Seller.

    Effect of Termination.

      In the event that this Agreement is validly terminated in accordance with Sections 3.3 and 3.4, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser, the Seller, the Subsidiary Seller or the Company; provided, that no such termination shall relieve any party hereto from liability for any willful breach of this Agreement; and provided, further, that the obligations of the parties set forth in this Section 3.5 and in Article X shall survive any such termination and shall be enforceable hereunder. In addition, in the event this Agreement is validly terminated other than by Seller under Section 3.3(e)), the Escrow Agent shall refund the Deposit to Steiner US by wire transfer of immediately available United States funds into an account to be designated by Steiner US. If the Agreement is validly terminated by Seller under Section 3.3(e), the Seller shall be entitled to retain the Deposit, and the Purchaser shall have no claim therefor.

      The Confidentiality Agreement shall survive any termination of this Agreement and nothing in this Section 3.5 shall relieve Steiner Leisure or Seller of any of its obligations under the Confidentiality Agreement, provided that following the Closing, the Confidentiality Agreement shall be deemed terminated.

  REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY   AND ITS SUBSIDIARIES

  The Seller hereby represents and warrants to the Purchaser that the statements contained in this Article IV are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date as though made as of the Closing.

    Organization and Good Standing.

      The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

      The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

    Authorization of Agreement. Each of the Company and the Subsidiary Seller has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document or certificate contemplated by this Agreement to be executed by the Company or the Subsidiary Seller in connection with the consummation of the transactions contemplated by this Agreement (the "Company Documents"), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and the Subsidiary Seller. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and the Subsidiary Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and the Company Documents constitute the legal, valid and binding obligations of the Company and the Subsidiary Seller, enforceable against each of them in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (such caveats, collectively, "Enforceability Caveats").

    Capitalization. The authorized capital stock of the Company consists of one hundred (100) shares of common stock, $0.01 par value per share. The Bliss US Shares constitute 100% of the issued and outstanding shares of capital stock of the Company. No shares of capital stock of the Company are held by the Company as treasury stock. All of the Bliss US Shares were duly authorized for issuance and are validly issued, fully paid and non-assessable. The Company has not issued any option or warrant covering, any right to subscribe for, or any securities convertible into or exchangeable or exercisable for, any shares of capital stock of the Company. There are no preemptive rights for the purchase or acquisition of any securities of the Company or any Subsidiary.

    Subsidiaries.

      Schedule 4.4 sets forth the name of each Subsidiary of the Company, and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the number of shares of its authorized capital stock or comparable equity ownership interests, the number and class of shares thereof issued and outstanding, the names of all stockholders or other equity interest owners therein and the number of shares of stock therein owned by each stockholder or the amount of comparable equity ownership interests therein owned by each equity owner.

      Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted.

      Each Subsidiary of the Company is duly qualified or authorized to do business as a foreign corporation or company and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization except as set forth on Schedule 4.4 or where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

      The outstanding shares of capital stock or comparable equity ownership interests of each Subsidiary of the Company are validly issued, fully paid and non-assessable, and all such shares or other equity interests represented as being owned by Company or a Subsidiary are owned by it free and clear of any and all Liens except (i) transfer restrictions under applicable securities laws and (ii) as set forth on Schedule 4.4. The Subsidiaries of the Company have not issued any option or warrant covering, any right to subscribe for, or any securities convertible into or exchangeable or exercisable for, any shares of capital stock of or comparable equity ownership interests in any Subsidiary of the Company. All such securities have been issued in compliance in all material respects with all applicable state, federal and foreign laws concerning the issuance of securities.

    Conflicts and Consents.

      Except as set forth on Schedule 4.5(a) (and assuming the making of the filings and notifications, and receipt of the consents, waivers, approvals, Orders, Permits and authorizations, listed on Schedule 4.5(b)), none of the execution and delivery by the Company or the Subsidiary Seller of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company and the Subsidiary Seller with any of the provisions hereof or thereof, will (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, acceleration, modification, consent, notice (with respect to Real Estate Leases and Material Contracts only) or cancellation under, any provision of (i) the certificate of incorporation or by-laws, or comparable charter and organizational documents, of the Company or any Subsidiary, (ii) any Contract to which the Company or any Subsidiary is a party or by which any of the properties or assets of the Company or any Subsidiaries are bound, (iii) any Order of any Governmental Body applicable to the Company or any Subsidiary or by which any of the properties or assets of the Company or any Subsidiary are bound or (iv) any applicable material Law, (b) result in the imposition of any Lien upon any of its assets, or (c) give rise to any payment to be made by Company or its Subsidiaries to any employee thereof.

      Except as set forth on Schedule 4.5(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the Company Documents or the compliance by the Company or the Subsidiary Seller with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, other than compliance with the applicable requirements of the HSR Act.

    Financial Statements.

      Set forth in Schedule 4.6 are copies of (a) the audited consolidated balance sheets of Bliss LLC and its Subsidiaries as at December 31, 2008 and the related audited consolidated statements of income and of cash flows of Bliss LLC and its Subsidiaries for the years then ended and (b) the un-audited consolidated balance sheet of Bliss LLC and its Subsidiaries as at September 30, 2009 (such date, the "Balance Sheet Date") and the related consolidated statements of income and cash flows of Bliss LLC and its Subsidiaries for the six month period then ended (such audited and un-audited statements, including the related notes and schedules thereto, are referred to herein as the "Financial Statements"). Except (i) as set forth in the notes to the Financial Statements, (ii) for any absence of footnote disclosure to un-audited statements and (iii) as disclosed in Schedule 4.6, the Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly in all material respects the consolidated financial position, results of operations and cash flows of Bliss LLC and its Subsidiaries as at the dates and for the periods indicated therein. For the purposes hereof, the un-audited consolidated balance sheet of Bliss LLC and its Subsidiaries as at the Balance Sheet Date included in the Financial Statements is referred to as the "Balance Sheet."

      The books and records of the Company and its Subsidiaries are maintained in compliance in all material respects with all applicable legal and accounting requirements and in a manner that allows the Company and its Subsidiaries to present fairly in all material respects their results of operations and financial condition in accordance with GAAP. To the Knowledge of the Seller and the Company, the Company and its Subsidiaries have disclosed to the Company's outside auditors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect their ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in their internal controls over financial reporting.

    Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities which, in the aggregate, are material and which, if known, would be required to be reflected or reserved against on a consolidated balance sheet of Bliss LLC prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against on the Balance Sheet or the notes thereto, (ii) incurred after the Balance Sheet Date in the ordinary course of business, or (iii) as contemplated by this Agreement or otherwise in connection with the transactions contemplated by this Agreement.

    Absence of Certain Developments. Except as set forth on Schedule 4.8 or as contemplated by this Agreement, since the Balance Sheet Date (i) the Company and the Subsidiaries have conducted their respective businesses only in the ordinary course of business (except in connection with or as contemplated by this Agreement) and (ii) there has not been any change, event or occurrence that has had a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 4.8, since the Balance Sheet Date:

      neither Company nor any of its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

      neither Company nor any of its Subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving payments exceeding $50,000;

      no Liens have been imposed upon any of the assets, tangible or intangible, of the Company or any of its Subsidiaries other than Permitted Exceptions;

      neither Company nor any of its Subsidiaries has made any capital expenditure (or series of related capital expenditures) involving more than $50,000;

      neither Company nor any of its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $50,000;

      neither Company nor any of its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $50,000 in the aggregate;

      neither Company nor any of its Subsidiaries has delayed or postponed the payment of accounts payable and other liabilities in the aggregate amount of more than $50,000;

      neither Company nor any of its Subsidiaries has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $50,000;

      neither Company nor any of its Subsidiaries has transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property Rights;

      there has been no change made or authorized in the charter, bylaws or other governing documents of any of Company and its Subsidiaries;

      neither Company nor any of its Subsidiaries has issued, sold, or otherwise disposed of any of its equity interest, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its equity interests;

      neither Company nor any of its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its equity interest (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its equity interests;

      neither Company nor any of its Subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property involving more than $50,000 for any single occurrence;

      neither Company nor any of its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

      other than as described on Schedule 4.8(o), neither Company nor any of its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral;

      neither Company nor any of its Subsidiaries has granted any increase of more than five percent (5%) in the base compensation of any of its directors, officers, and employees outside the ordinary course of business;

      neither Company nor any of its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Company Benefit Plan);

      neither Company nor any of its Subsidiaries has made any other change in employment terms for any of its directors, officers, managers and employees outside the ordinary course of business;

      neither Company nor any of its Subsidiaries has made or pledged to make any charitable or other capital contribution in excess of $50,000;

      neither Company nor any of its Subsidiaries has made any loans or advances of money;

      neither Company nor any of its Subsidiaries has committed to any of the foregoing.

    Taxes. Except as set forth in Schedule 4.9:

      The Company and the Subsidiaries have timely filed or there have been filed on their behalf (taking into account requests for extensions to file such returns) all income and other material Tax Returns required to be filed by or including the Company and the Subsidiaries. Tax Returns of the Company and the Subsidiaries, and with respect to the business or activities of the Company and the Subsidiaries, the Seller's consolidated, combined, unitary or similar group Tax Returns, are true, correct, and complete in all material respects. All material Taxes required to be paid by or with respect to the Company or any of its Subsidiaries have been so paid by it or are reflected in accordance with GAAP as a reserve for Taxes on the most recent financial statements included in the Financial Statements.

      No material deficiencies for any Taxes have been proposed, asserted or assessed or, to the Knowledge of the Seller and the Company, threatened against the Company, any Subsidiary, or with respect to Seller's consolidated, combined, unitary or similar tax group in respect of the business or activities of the Company or any Subsidiary, that have not been settled or otherwise resolved.

      No extensions of the period for assessment of any Taxes are in effect with respect to the Company and its Subsidiaries other than extensions with respect to Taxes of the consolidated, combined, unitary or similar tax group of which Seller and/or its Affiliates is a member.

      All material Taxes required to be withheld or collected and remitted (including unemployment insurance and workers' compensation premiums by the Company and the Subsidiaries have been withheld or collected and have been (or will be) duly and timely paid to the proper Taxing Authority.

      All Taxes of the Company and each Subsidiary accrued following the Balance Sheet Date have been accrued in the ordinary course of business of the Company or such Subsidiary.

      There is no action, suit, Governmental Authority proceeding, or audit or claim for refund in progress, pending or, to the Knowledge of the Seller and the Company, threatened against the Company, any of its Subsidiaries, or with respect to Seller's consolidated, combined, unitary or similar tax group in respect of the business or activities of the Company or any Subsidiary, regarding Taxes.

      No claim has been made by a Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to Taxes assessed by such jurisdiction.

      None of the Company, any Subsidiary, nor with respect to the Company or any Subsidiary the Seller, has entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8. Neither the Company, nor any of its Subsidiaries has transferred an intangible asset the transfer of which would be subject to the rules of Section 367(d) of the Code after the Closing.

      There are no liens or encumbrances relating to Taxes upon the assets of the Company or any Subsidiary (other than those described in clause (i) of the definition of "Permitted Exceptions").

      Neither the Company nor any Subsidiary will be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Sections 481(c) or 263A of the Code in taxable income for any taxable period (or portion thereof) beginning after the Closing or (B) as a result of any "closing agreement," as described in Section 7121 of the Code, to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing,

      None of the Seller, the Company nor any of the Subsidiaries has participated in any listed transaction as contemplated in Treasury Regulations Section 1.6011-4(b)(2).

      Neither the Company nor any Subsidiary has any liability for Taxes of any person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income Tax law), as transferee or successor, by contract or otherwise, other than with respect to a consolidated, combined, unitary, or similar tax group of which the Seller and/or its Affiliates is the common parent.

      The Company and the Subsidiaries have no deferred intercompany transactions within the meaning of Treasury Regulations Section 1.1502-13, and neither the Company nor any Subsidiary has an excess loss in the stock or equity of any entity as contemplated in Treasury Regulations Section 1.1502-19.

      Neither the Company nor any Subsidiary is a party to or bound by any tax allocation or tax sharing agreement that will not be terminated with respect to the Company and each of its Subsidiaries prior to the Closing.

      Neither the Company nor any Subsidiary has ever been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

      No Subsidiary of the Company is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code, and neither the Company nor any Subsidiary is a shareholder, directly or indirectly, in a passive foreign investment company.

      None of the stock of the Company nor any of its Subsidiaries are "loss shares" as that term is used in Treasury Regulation Section 1.1502-36.

      None of the Company or any of its Subsidiaries has been notified that any Governmental Authority has raised or intends to raise any adjustments with respect to Taxes, which adjustments could be reasonably likely to have a Material Adverse Effect.

    Real Property.

      Neither the Company nor any Subsidiary owns real property in fee title.

      Schedule 4.10 sets forth a list of each lease of real property by the Company or a Subsidiary (as lessor or lessee) (the "Real Property Leases") which list includes (i) the Lease commencement date, the date of commencement of payment of rent under the Lease, and the Lease termination date, (ii) the monthly (or if other than monthly, the regular installment) rent amount and additional rent amounts thereunder as of the date hereof, and the amount of any rent paid for more than the current month, (iii) the amount and explanation of any concession, credit, offset or reduction in rent or other amounts due to the Company or any of its Subsidiaries under such Real Property Lease attributable to the period after the date hereof, (iv) the full amount of the security deposit paid thereunder and the amount of any shortfall in such amount, and (v) any exclusivity clauses in favor of other tenants of which the Company or any of its Subsidiaries has been notified.

      The Company and/or each of its Subsidiaries has delivered to Purchaser a true and complete copy of each such Real Property Lease document, including all amendments and modifications thereto and all documents executed in connection therewith, and in the case of any oral Lease, a written summary of the material terms of such Real Property Lease.

      Each Real Property Lease and all documents and executed agreements entered into in connection therewith is legal, valid, binding, enforceable and in full force and effect subject only to Enforceability Caveats. Except as set forth on Schedule 4.10(d), each Real Property Lease contains the complete agreement between landlord and the Company or its Subsidiaries, as applicable, with respect to the Leased Real Property, and there are no other agreements, verbal or written, regarding the Leased Real Property.

      Except as set forth on Schedule 4.10(e), the Company nor any of its Subsidiaries nor, to the Knowledge of the Seller and the Company, any other party to the Real Property Lease is in material breach or default under any Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease. Each of the Company and its Subsidiaries is current in the payment of rent and all other charges payable under the Real Property Leases. Neither the Company nor any of its Subsidiaries has received any notice of termination of any Real Property Lease or any notice of relocation thereunder. Except as set forth on Schedule 4.10(e), there are no claims against any landlord under the Real Property Leases, and no disputes under or claims, setoffs, counterclaims or defenses to the enforcement of any or all of the terms, conditions or covenants contained in the Real Property Leases, and none of which would entitle the Company or any of its Subsidiaries to any setoff, offset or reduction in rent, or to terminate the Lease. No landlord under the Real Property Leases has delivered to the Company or any of its Subsidiaries any notice of default arising out of such Real Property Leases that has not been cured.

      Except as set forth on Schedule 4.10(f), the Company and each of its Subsidiaries has accepted the Leased Real Property under each of the Real Property Leases Premises, and is in full possession of such Leased Real Property. Except as set forth on Schedule 4.10(f) construction of all improvements and work to such Leased Real Property as required under the Lease has been satisfactorily completed as required under the Lease and have been paid for in full. Except as set forth on Schedule 4.10(f) there are no outstanding construction or repair obligations under any construction or related agreements for any Leased Real Property or, except as set forth in the Leases, any other construction, repair or removal obligations upon surrender of the Leased Real Property.

      To the Knowledge of the Seller and the Company, no security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full, and no landlord under the Real Property Leases has any claim against any security deposit based upon a breach by Company or its Subsidiaries prior to the Closing.

      Neither the Company nor any of its Subsidiaries is obligated to pay any brokerage commissions or finder's fees with respect to any Lease.

      Except as set forth on Schedule 4.10(i), neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

      Neither the Company nor any of its Subsidiaries has, in whole or in part, collaterally or otherwise assigned or granted any Lien in, and there exists no Lien other than Permitted Exceptions upon, any Real Property Lease or any interests therein.

      Except as set forth on Schedule 4.10(k), to the Knowledge of Seller and the Company, all of the Leased Real Property, including the buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included therein (the "Improvements") are in good condition and repair and sufficient for the operation of the Company's and its Subsidiaries' business, and are maintained in the condition required under the applicable Real Property Leases. To the Knowledge of Seller and the Company, there are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Company's or its Subsidiaries' business as currently conducted thereon, and none that would require any repair or replacement by the Company or any of its Subsidiaries prior to surrender of the Leased Real Property under the terms of the Real Property Leases. Except as set forth on Schedule 4.10(k), no amount or payments are due or will become due by the Company or any Subsidiary to a landlord under a Real Property Lease for work done or alterations or installations made in or to the Leased Real Property, and all such amounts have been paid in full by the Company or its Subsidiaries and no repairs or maintenance are needed for any Leased Real Property to be in compliance with its applicable Lease, except for repairs and maintenance which would cost less than $75,000 to complete in the aggregate. Neither the Company nor any of its Subsidiaries has received written notice from any insurance company of any defects or inadequacies in any Leased Real Property, or any part thereof, which would adversely affect the insurability of the Leased Real Property.

      To the Knowledge of Seller and the Company, as of the date hereof there is no condemnation, or other proceeding in eminent domain, pending or threatened, affecting any Leased Real Property or any portion thereof or interest therein. Except as set forth on Schedule 4.10(l), as of the date hereof, there is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, foreclosure, bankruptcy proceedings, administrative actions or similar proceedings, pending or threatened, relating to the ownership, lease, use or occupancy of the Leased Real Property or any portion thereof, or the operation of the Company's or its Subsidiaries' business as currently conducted thereon. To the Knowledge of the Seller and the Company, as of the date hereof (i) there are no actions, voluntary or otherwise, under any bankruptcy laws, pending against any landlord of a Real Property Lease, and (ii) no landlord has assigned or is in the process of assigning any interest in a Real Property Lease.

      To the Knowledge of the Seller and the Company, each landlord of any Leased Property has observed and complied with all of its covenants and obligations of any ground lease to which it is a party. Seller has not done or omitted to do any matter, act or thing which, to the Knowledge of the Seller and the Company, could cause any such landlord to be in breach of any such ground lease.

      Except as set forth on Schedule 4.10(n), to the Knowledge of the Seller and the Company, all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Leased Real Property are operational and sufficient for the operation of the Company's or its Subsidiaries' business as currently conducted thereon.

      Except as set forth on Schedule 4.10(o), the Knowledge of the Seller and the Company, all certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the "Real Property Permits") of all Governmental Bodies, including boards of fire underwriters, which are required or appropriate to use or occupy the Leased Real Property or operate the Company's or its Subsidiaries' business as currently conducted thereon, have been issued and are in full force and effect. True and complete copies of all Real Property Permits have been delivered to Purchaser. Neither the Company nor any of its Subsidiaries has received any written notice from any governmental authority or other entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and there is no basis for the issuance of any such notice or the taking of any such action. No disclosure, filing or other action by the Purchaser, Company or any of its Subsidiaries is required in connection with the Real Property Permits with respect to the consummation of this transaction other than such disclosure, filing or other action the failure of which would not impair the ordinary course of conduct of all operations of the Company and its Subsidiaries.

      Except as set forth on Schedule 4.10(p), to the Knowledge of the Seller and the Company, the classification of each Leased Real Property under applicable zoning Laws, (i) permits the use and occupancy of such Leased Real Property and the operation of the Company's and its Subsidiaries' business as currently conducted thereon, and (ii) permits the Improvements located thereon as currently constructed, used and occupied, without requirement of any variance.

      To the Knowledge of Seller and the Company, the current use and occupancy of the Leased Real Property and the operation of the Company's and its Subsidiaries' business as currently conducted thereon do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Real Property (the "Encumbrance Documents"). Neither the Company, nor its Subsidiaries has received any written notice of violation of any Encumbrance Documents, and, to the Knowledge of the Seller and the Company, there is no basis for the issuance of any such notice or the taking of any action for such violation.

      Except as set forth on Schedule 4.10(r), to the Knowledge of the Seller and the Company, as of the date hereof, no hotel in which any Bliss or Remede spa is operated (whether by the Company, its Subsidiaries or otherwise) is in the process of being or is part of discussions to be rebranded, reflagged or otherwise operated by a different franchise or company brand than which it is currently operated.

    Tangible Personal Property.

      Except as set forth in Schedule 4.11, the Company or a Subsidiary has good title to (free and clear of Liens, other than Permitted Exceptions) or a valid leasehold interest in the equipment and other tangible personal property which are reflected on the Balance Sheet as being owned by the Company or a Subsidiary and which are currently used in the conduct of the business of the Company and the Subsidiaries, except for items sold or otherwise disposed of after the Balance Sheet Date in the ordinary course of business.

      Except for any assets provided to the Company from the Seller which are specified in the Transitional Services Agreement (as described on Exhibit 3.2(c)), Company and its Subsidiaries own or lease or otherwise have the right to use all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted. The buildings, machinery, equipment, and other tangible assets that the Company or its Subsidiaries owns, leases or uses are free from material defects, have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

      The inventory of Company and its Subsidiaries consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company and its Subsidiaries.

      Schedule 4.11(d) sets forth an itemized list of the property, plant and equipment of the Company and its Subsidiaries.

    Intellectual Property Rights.

      Except as set forth on Schedule 4.12(a), the Company or its Subsidiaries own and possess or have the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission all Intellectual Property Rights necessary for the operation of the businesses of the Company and the Subsidiaries as presently conducted. The Company's and its Subsidiaries' rights to each Intellectual Property Right (other than computer software) owned or used by the Company or any of the Subsidiaries shall not be modified as a result of the change in control contemplated by the Closing hereunder. The Company and each of the Subsidiaries have taken all commercially reasonable action to maintain and protect each Intellectual Property Right that it owns or uses through the date which the IP Portfolio is delivered pursuant to Section 4.12(c).

      Except as set forth in Schedule 4.12(a), neither the Company nor any of the Subsidiaries has interfered with, infringed upon, or misappropriated any Intellectual Property Right of third parties, and none of the Seller and the directors, managers and officers of the Company or any of the Subsidiaries has received (within the last four (4) years) any charge, complaint, claim, demand, or notice alleging any infringement or misappropriation (including any claim that the Company or any of the Subsidiaries must license or refrain from using any Intellectual Property Right of any third party). Except as set forth on Schedule 4.12(a), to the Knowledge of the Seller and the Company, no third party has infringed upon or misappropriated any Intellectual Property Right of the Company or any of the Subsidiaries.

      Schedule 4.12(c) identifies each pending application or existing registration which the Company has made with respect to its Intellectual Property Rights. Within sixty (60) days of the date hereof, Seller shall deliver to Purchaser copies of all applications, registrations and renewals (the "IP Portfolio"), and upon Closing Seller shall deliver to Purchaser a docket report indicating deadlines with respect to pending applications, registrations and deadlines within such sixty (60) day period. Seller shall also reasonably cooperate with Purchaser during such sixty (60) day period to maintain the applications and registrations. Schedule 4.12(c) identifies each license, sublicense, or similar permission which, to the Knowledge of the Seller and the Company, the Company or any Subsidiary has granted to any third party with respect to any of its Intellectual Property Rights. Purchaser hereby appoints Robert Boehm as the person who shall receive notice with respect to the Intellectual Property Rights, and upon Seller or Company receiving any correspondence relating to the Intellectual Property Rights after the delivery of the IP Portfolio set forth herein, Seller or Company shall deliver said correspondence to said person. The Seller has made available to Purchaser in the Data Room copies of all settlement agreements, co-existence agreements, licenses, sublicenses, consents, assignments, and similar agreements or has identified or described such items on Schedule 4.12(b), and will deliver hard copies of same with the IP Portfolio. Schedule 4.12 identifies (x) each trade name, Internet domain name, phone number listing identifiable with the Company or its Subsidiaries and custom computer software and (y) each material unregistered copyright, trademark or service mark as found in catalogs, advertising, brochures, collateral materials, websites and the like, in each case used by the Company or any of the Subsidiaries in connection with any of its businesses. With respect to each Intellectual Property Right required to be identified in Schedule 4.12(c):

        except as set forth in Schedule 4.12(a), the Company and the Subsidiaries own and possess all right, title, and interest in and to the Intellectual Property Rights, free and clear of any Lien;

        except as set forth in Schedule 4.12(b), the Intellectual Property Rights are not subject to any outstanding injunction, judgment, order, decree or ruling;

        except as set forth in Schedule 4.12(b), no action, suit, similar proceeding, charge, claim, or demand is pending or, to the Knowledge of the Seller and the Company, is threatened which challenges the legality, validity, enforceability, use, or ownership of the Intellectual Property Rights, and there are no grounds for the same.

      Schedule 4.12(d) identifies each Intellectual Property Right necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted that any third party owns and that the Company or any of the Subsidiaries uses pursuant to license, sublicense, agreement, or permission. The Seller has delivered to Purchaser correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each Intellectual Property Right required to be identified in Schedule 4.12(d):

        the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect subject to the Enforceability Caveats;

        to the Knowledge of the Seller and the Company, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

        no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

        to the Knowledge of Seller and the Company, with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iii) above are true and correct with respect to the underlying license;

        to the Knowledge of Seller and the Company, the underlying Intellectual Property Right is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

        to the Knowledge of Seller and the Company, no action, suit, or similar proceeding, charge, claim, or demand is pending or, to the Knowledge of the Seller and the Company, is threatened that challenges the legality, validity, or enforceability of the underlying Intellectual Property Right, and there are no grounds for the same; and

        neither the Company nor any of the Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

      Except as set forth on Schedule 4.12(e), the Seller has materially complied with and is presently in material compliance with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative or regulatory laws, regulations, guidelines and rules applicable to any Intellectual Property Right of the Company and its Subsidiaries necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted, and the Seller shall take all commercially reasonable steps necessary to ensure such compliance until Closing.

    Material Contracts.

      Schedule 4.13(a) sets forth a list of all of the following Contracts to which the Company or any of the Subsidiaries is a party as of the date of this Agreement (collectively, the "Material Contracts"):

        Contracts providing that a Company or Subsidiary shall not compete in any line of business or geographic area;

        Contracts with the Seller or any subsidiary of the Seller (other than the Company or any of the Subsidiaries) that will remain in effect following the Closing Date;

        Contracts relating to the incurrence of indebtedness for borrowed money in excess of $100,000 (other than inter-company transactions with Affiliates that will be settled at or prior to Closing);

        Contracts which require the expenditure by the Company or a Subsidiary of more than $100,000 in the aggregate in any future 12-consecutive-month period that are not terminable on notice of 90 days or less;

        Contracts licensing, to or from any Person, or otherwise granting any rights in, any computer software (except licenses of off-the-shelf or shrink-wrapped software (e.g., Microsoft WORD and Excel)) providing for payments in excess of $25,000 per annum;

        any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

        any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve payments to or from the Company or its Subsidiaries, in excess of $100,000;

        any agreement concerning a partnership or joint venture;

        any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $100,000;

        any agreement concerning non-competition;

        any agreement for the employment of any individual at the director level or above on a full-time, part-time, consulting, or other basis or providing severance benefits that exceed 12 months base salary plus reimbursement of medical expense for 12 months; or

        any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the ordinary course of business.

      Except as set forth on Schedule 4.13(b), Seller has made available to Purchaser through the virtual "data room" located at the following: URL: https://datasite.merrillcorp.com/bidder/registration/registration.do;jsessionid=872642A65AB7A95FF048DB2B9DF05FF6?id=199eaK61671QjeT191AhIS (the "Data Room"), a correct and complete copy of each written agreement (as amended to date) listed in Schedule 4.13(a) and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 4.13(a).

      With respect to each Material Contract: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect subject to the Enforceability Caveats; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect following, and its terms will not be modified by, the consummation of the transactions contemplated hereby; (C) neither the Company nor its Subsidiaries is in breach or default, and to the Knowledge of the Seller and the Company, no other party is in breach or default, (D) no event has occurred (other than events caused by third parties of which the Seller and the Company have no Knowledge) which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (E) neither the Company nor its Subsidiaries have repudiated any provision of the agreement, and to the Knowledge of the Seller and the Company, no other party has repudiated any provision of the agreement.

    Employee Benefits Plans.

      Schedule 4.14(a) lists each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and each deferred compensation, stock option, stock purchase, bonus, medical, welfare, disability, severance or termination pay, insurance or incentive plan, and each other material employee benefit plan, program, agreement or arrangement, (whether funded or unfunded, written or oral, qualified or nonqualified), sponsored, maintained or contributed to or required to be contributed to by the Company or any its Subsidiaries for the benefit of any current or former employee, leased employee, director or officer of the Company or any its Subsidiaries (an "Employee Plan") and separately identifies the Employee Plans sponsored by the Seller or any of it affiliates (other than the Company and its Subsidiaries) ("Parent Plans") and the Employee Plans sponsored by the Company or any of its Subsidiaries ("Company Benefit Plans"). Except as set forth on Schedule 4.14(a), neither the Company nor any of its Subsidiaries participates or contributes currently or is required currently to contribute to or otherwise participate in any "multiemployer plan" (as defined in Section 3(37) of ERISA) (each, a "Multiemployer Plan"). To the Knowledge of the Seller and the Company, no event has occurred or circumstance exists that could result in any material liability to the Company or any of its Subsidiaries with respect to any Multiemployer Plan, other than ordinary contributions to such plans set forth in the applicable collective bargaining agreements. The Company or any of its Subsidiaries has not withdrawn within the last six (6) years from any Multiemployer Plan with respect to which there are any outstanding material liabilities.

      Neither the Company nor any of its Subsidiaries participates or contributes currently or is required currently to contribute to or otherwise participate in any "multiple employer plan" within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

      No Company Benefit Plan (other than a Multiemployer Plan) is or at any time was a "defined benefit plan" as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code.

      With respect to each Company Benefit Plan (other than a Multiemployer Plan): (i) each has been administered in compliance with its terms and with all applicable laws including, without limitation, ERISA and the Code; (ii) no actions, suits, claims or disputes are pending or, to the Knowledge of the Company, threatened against any such plan, the trustee or fiduciary of any such plan, the Company or any assets of any such plan; (iii) no audits, proceedings, claims or demands are pending with any governmental authority including, without limitation, the IRS and the Department of Labor; and (iv) all reports, returns and similar documents required to be filed with any governmental authority or distributed to any such plan participant have been duly or timely filed or distributed.

      True and accurate copies of each Company Benefit Plan (other than a Multiemployer Plan), together with all current trust agreements, the most recent annual reports on Form 5500 and any auditor's reports, the three (3) most recent financial statements, the most recent actuarial reports, all currently effective agreements or contracts with any investment manager or investment advisor with respect to any Company Benefit Plan, (other than a Multiemployer Plan), the most recent IRS favorable determination letters, all current summary plan descriptions and summaries of material modifications for such plans have been furnished to Purchaser. In the case of any unwritten Company Benefit Plan (other than a Multiemployer Plan), a written description of such plan has been furnished to Purchaser. All amendments required to bring any Company Benefit Plan (other than a Multiemployer Plan) into conformity with any applicable provisions of ERISA and the Code have been duly adopted.

      With respect to each Company Benefit Plan (other than a Multiemployer Plan) intended to qualify under Code Section 401(a) or 403(a), (i) the IRS has issued a favorable determination letter, which has not been revoked, that any such plan is tax-qualified and each trust created thereunder has been determined by the Internal Revenue Service to be exempt from federal income tax under Code Section 501(a); and (ii) nothing has occurred or will occur through the Closing which would cause the loss of such qualification or exemption or the imposition of any penalty or tax liability.

      Except as disclosed on Schedule 4.14(g), no Company Benefit Plan (other than a Multiemployer Plan) obligates the Company to pay separation, severance, termination or similar benefits as a result of any transaction (either alone or in conjunction with other events) contemplated by this Agreement or solely as a result of a "change of control" (as defined in Section 280G of the Code) and no individual shall accrue or receive any additional benefits, service or accelerated rights to payments of benefits under any Company Benefit Plan as a result of the actions contemplated by this Agreement.

      No Company Benefit Plan provides for post-retirement medical or life insurance coverage beyond the last day of the month in which retirement occurs other than the rights that are provided by law.

      The Company and each Company Benefit Plan (other than a Multiemployer Plan) is in material compliance, to the extent applicable with (1) the notice and continuation of coverage requirements of Section 4980B of the Code, and the regulations thereunder ("COBRA"); (2) Part 6 of Title I of ERISA; (3) the Health Insurance Portability and Accountability Act of 1996 with respect to any group health plan within the meaning of Code Section 5000(b)(1); and (4) any applicable state statutes mandating health insurance continuation coverage for small employers.

      Each Foreign Pension Plan is in compliance in all material respects with all laws, regulations and rules for such Foreign Pension Plan and no actions or proceedings have been taken or instituted to terminate or wind-up a Foreign Pension Plan with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability. The obligations of the Company and any of its Subsidiaries with respect to any Foreign Pension Plan are limited to fixed periodic contributions (which may be increased or decreased from time to time pursuant to applicable law). All such contributions due from the Company or its Subsidiaries to the Foreign Pension Plans have been paid.

    Labor. Except as set forth on Schedule 4.15, neither the Company nor any of the Subsidiaries is a party to or is bound by any labor or collective bargaining agreement nor has any of them experienced any strikes, or grievance, claim of unfair labor practice, or other collective bargaining disputes during the last three years. There are no strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Seller and the Company, threatened against or involving the Company or any of the Subsidiaries. Neither the Company nor any of the Subsidiaries has committed any unfair labor practice. To the Knowledge of Seller and the Company, as of the date hereof, except as set forth on Schedule 4.15, no executive, key employee, or group of employees has any plans to terminate employment with the Company or any of its Subsidiaries. As of the date hereof, to the Knowledge of the Seller and the Company there is no union organizing activity among the employees of the Company or its Subsidiaries.

    Litigation. Except as set forth on Schedule 4.16 and, except for matters relating to routine licensing issues which are not reasonably likely to result in the suspension or termination of any operations of the Company, as of the date of this Agreement, there are no Legal Proceedings or Orders of any Governmental Body pending or, to the Knowledge of the Seller and the Company, threatened against the Company or the Subsidiaries before any Governmental Body. The Company and the Subsidiaries are not subject to any Legal Proceedings or Order of any Governmental Body that would have a Material Adverse Effect.

    Compliance with Laws; Permits. Except as set forth on Schedule 4.17:

      the Company and the Subsidiaries are in material compliance with all Laws of Governmental Bodies applicable to the business and operations of the Company and the Subsidiaries as currently conducted and no Legal Proceedings, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of them or received by Seller, Company or its Subsidiaries alleging any failure to comply;

      the Company and the Subsidiaries have all Permits which are required for the lawful operation of their respective businesses as currently conducted; and

      neither the Company nor any of the Subsidiaries is in material default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term or condition of any Permit to which it is a party.

    Environmental Matters. Except as set forth on Schedule 4.18 hereto:

      the Company and each of the Subsidiaries are in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws necessary to operate its business ("Environmental Permits");

      neither the Company nor any of the Subsidiaries is subject to any pending, or to the Knowledge of the Seller and the Company, threatened claim alleging that the Company or any of the Subsidiaries may be in violation of any Environmental Law or any Environmental Permit or may have any liability under any Environmental Law;

      there are no pending, nor to the Knowledge of the Seller and the Company, threatened investigations of the Company or any of the Subsidiaries, or any currently or previously leased property of the Company or any of the Subsidiaries, under Environmental Laws, which would reasonably be expected to result in the Company or any Subsidiary incurring any material liability pursuant to any Environmental Law; and

      To the Knowledge of the Seller and the Company, none of the following exists at any Leased Real Property: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

    This Section 4.18 represents the sole and exclusive representation and warranty pertaining to environmental matters, including any arising under or pursuant to any Environmental Laws.

    Company Constituent Documents. The Company has made available to the Purchaser a copy of the certificate or articles of incorporation and by-laws, or certificate of formation and limited liability company operating agreement, or comparable charter and organizational documents, as applicable, of the Company and each Subsidiary, each as in effect as of the date of this Agreement.

    Insurance. Schedule 4.20 sets forth a complete and accurate list of all policies of insurance of any kind or nature covering the Company or any of its properties or assets. All such policies are in full force and effect, and, to the Knowledge of the Seller and the Company, the Company is not in default of any provision thereof. The claims history of the Company provided to Purchaser is true and accurate in all material respects.

    Product Warranty. Each product manufactured, sold, or delivered by the Company or any of the Subsidiaries has conformed in all respects with all applicable contractual commitments and all express and implied warranties, and neither the Company nor any of the Subsidiaries has any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and the Subsidiaries.

    Product Liability. Neither the Company nor any of the Subsidiaries has any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold or delivered by or for the Company or any of the Subsidiaries prior to the Closing.

    Certain Business Relationships with Company and the Subsidiaries. Except as set forth on Schedule 4.23, none of the Seller, its Affiliates, the Seller's directors, officers, employees and shareholders and the Company's and the Subsidiaries' directors, officers, employees, managers, members and shareholders have been involved in any business arrangement or relationship (other than employment relationships) with the Company or any of the Subsidiaries within the past 12 months, and none of the Seller, its Affiliates, the Seller's directors, officers, employees and shareholders and the Company's and the Subsidiaries' directors, officers, employees, managers, members and shareholders owns any asset, tangible or intangible, which is used in the business of the Company or any of the Subsidiaries.

    Customers and Suppliers.

      Schedule 4.24(a) lists the 10 largest customers of the Company and the Subsidiaries (on a consolidated basis) for each of the two most recent fiscal years and sets forth opposite the name of each such customer the approximate amount and percentage of consolidated net sales attributable to such customer.

      Schedule 4.24(b) lists the 10 largest suppliers and 10 largest manufacturers of the Company and the Subsidiaries (on a consolidated basis) for each of the two most recent fiscal years. Except as set forth on Schedule 4.24(a) and (b), since June 30, 2009, there has not been a change in the business relationship of the Company with any customer or supplier listed on Schedule 4.24(a) and (b) which has had or is reasonably likely to have a material adverse effect on the supply of products to the Company, and, to the Knowledge of the Seller and the Company, the Company has not received any indications from any such customer or supplier of their intention to reduce materially the level of business conducted with the Company.

    Receivables. All of the Receivables (as hereinafter defined) are valid, represent bona fide transactions and arose in the ordinary course of business of the Company and the Subsidiaries and are collectible within 120 days of the date earned. To the Knowledge of the Seller and the Company, no account debtor is asserting any defense to payment or right of setoff with respect to any of the Receivables in excess of amounts reserved on the Balance Sheet therefor and neither the Company nor any Subsidiary has made any agreement with any debtor for the deduction therefrom. For purposes of this Agreement, the term "Receivables" means all receivables of the Company or the applicable Subsidiary, including all trade account receivables arising from the provision of services, sale of inventory, notes receivable, and insurance proceeds receivable.

  REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

  The Seller hereby represents and warrants to the Purchaser that the statements contained in this Article V are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date as though made as of the Closing.

    Organization and Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

    Authorization of Agreement. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document or certificate contemplated by this Agreement to be executed by the Seller in connection with the consummation of the transactions contemplated by this Agreement (the "Seller Documents"), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by the Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes the legal, valid and binding obligations of the Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject to Enforceability Caveats.

    Ownership of the Bliss US Shares. The Seller owns the Bliss US Shares free and clear of any and all Liens (other than transfer restrictions under applicable securities laws).

    Conflicts and Consents.

      Except as set forth on Schedule 5.4(a) (and assuming the making of the filings and notifications, and receipt of the consents, waivers, approvals, Orders, Permits and authorizations, contemplated by Section 5.4(b)), none of the execution and delivery by the Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Seller with any of the provisions hereof or thereof, will (1) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, acceleration, modification, consent or cancellation under, any provision of (i) the certificate of incorporation or by-laws of the Seller, (ii) any Contract to which the Seller is a party, (iii) any Order of any Governmental Body applicable to the Seller or by which any of the properties or assets of the Seller are bound or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not restrict the Seller's ability to consummate the transactions contemplated hereby or (2) result in the imposition of any Lien upon the Bliss US Shares.

      Except as set forth on Schedule 5.4(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of the Seller in connection with the execution and delivery of this Agreement or the Seller Documents or the compliance by the Seller with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, other than (i) compliance with the applicable requirements of the HSR Act and (ii) those the failure of which to obtain or make would not restrict the Seller's ability to consummate the transactions contemplated hereby.

    Litigation. There are no Legal Proceedings pending or, to the Knowledge of the Seller and the Company, threatened, against the Seller that would restrict the Seller's ability to consummate the transactions contemplated hereby.

    Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller in connection with the transactions contemplated by this Agreement.

  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

  Steiner US hereby represents and warrants to the Seller that each of the statements contained in this Article VI and true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date as though made as of the Closing:

    Organization and Good Standing. Steiner US is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida and has all requisite corporate power and authority to own, lease and operate properties and carry on its business. Steiner UK is a company duly organized, validly existing and in good standing under the laws of the United Kingdom (England and Wales) and has all requisite corporate power and authority to own, lease and operate properties and carry on its business. Steiner Asia is a company duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite company power and authority to own, lease and operate properties and carry on its business. Steiner Leisure is a corporation duly organized, validly existing and in good standing under the laws of the Bahamas and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.

    Authorization of Agreement. Each Purchaser has all requisite power and authority to execute and deliver this Agreement and each other agreement, document or certificate contemplated by this Agreement to be executed by each of them in connection with the consummation of the transactions contemplated by this Agreement (the "Purchaser Documents"), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Purchaser Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each Purchaser. This Agreement has been, and each of the Purchaser Documents will be at or prior to the Closing, duly and validly executed and delivered by each Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes the legal, valid and binding obligations of each Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

    Conflicts and Consents.

      None of the execution and delivery by any Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by any Purchaser with any of the provisions hereof or thereof, will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation or by-laws of Steiner US or the formation and organizational documents of either Foreign Subsidiary, (ii) any Contract to which any Purchaser is a party, (iii) any Order of any Governmental Body applicable to any Purchaser or by which any of the properties or assets of any Purchaser are bound or (iv) any applicable Law other than other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not restrict any Purchaser's ability to consummate the transactions contemplated hereby or (2) result in the imposition of any Lien upon the Shares.

      Except compliance with the applicable requirements of the HSR Act and those the failure of which to obtain or make would restrict any Purchaser's ability to consummate the transactions contemplated hereby, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of any Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by either of them with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.

    Litigation. There are no Legal Proceedings pending or, to the knowledge of the Purchaser, threatened, against any Purchaser that would restrict such Purchaser's ability to consummate the transactions contemplated hereby.

    Investment Intention. Each Purchaser is acquiring the respective Shares for its own account, for investment purposes and not with a view to the distribution thereof in contravention of any Law. Each Purchaser is an "accredited investor" as such term is defined in the rules promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares. Each Purchaser understands that the Shares have not been registered under the Securities Act or any other securities or "blue sky" law and cannot be sold unless subsequently registered or an exemption from registration is available.

    Financial Advisors. Seller will have no liability or obligation with respect to any broker, finder or financial advisor for any Purchaser in connection with the transactions contemplated by this Agreement.

    Solvency. Immediately after giving effect to the acquisition of the Shares and the consummation of the other transactions contemplated by this Agreement (including any financing or refinancing being entered into in connection therewith (it being hereby acknowledged by the Purchaser that no financing is a condition to the Purchaser's obligations under this Agreement)), and assuming the accuracy of the representations set forth in Sections 4.6 and 4.7 hereof: (a) the Purchaser will not be insolvent, and; (b) the Purchaser and the Company and the Subsidiaries will be able to pay their debts and obligations as they become due. In completing the transactions contemplated by this Agreement, the Purchaser does not intend to hinder, delay or defraud any present or future creditors of the Purchaser or the Company or the Subsidiaries.

    Shareholder Approval. The transactions contemplated hereby do not require the approval of the shareholders of Steiner Leisure.

    Acknowledgment. Notwithstanding anything to the contrary, the Purchaser acknowledges and agrees that: none of the Company, the Subsidiary Seller or the Seller is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Seller in Article IV, Article V (as modified by the Schedules) and in any other document or certificate executed by the Seller in connection with this transaction, and the Purchaser has been not induced by, or relied upon, any representations, warranties, statements or forecasts (written or oral, express or implied, or otherwise), made by any Person, that are not expressly set forth in Article IV, Article V of this Agreement (as modified by the Schedules) and in any other document or certificate executed by Seller in connection with this transaction.

  COVENANTS

    Access to Information.

      Prior to the Closing, the Purchaser shall be entitled, through its officers and representatives (including its legal advisors and accountants), to make such additional reasonable investigation of the businesses and operations of the Company and the Subsidiaries and such additional reasonable examination of the books and records of the Company and the Subsidiaries as the Purchaser reasonably requests. Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances. The Company shall cause the employees and other representatives of the Company and the Subsidiaries to cooperate reasonably with the Purchaser and the Purchaser's representatives in connection with such investigation and examination, and the Purchaser and its representatives shall cooperate with the Company and its representatives and shall use reasonable efforts to minimize any disruption to the business of the Company and its Affiliates. Notwithstanding anything herein to the contrary, (i) such investigation or examination need not be permitted to the extent that it would require the Company or any of the Subsidiaries to disclose any information subject to attorney-client privilege or to disclose any information in violation of any applicable Law or in violation of any confidentiality obligation to which Seller or any of its Subsidiaries is bound, and (ii) prior to the Closing, without the prior written consent of the Seller, which shall not be unreasonably withheld, the Purchaser shall not contact any (A) manufacturer, supplier, vendor, co-branding partner, retail distribution customer, or spa location owner, landlord or lessor, of the Company or the Subsidiaries, or any Person identified on the Schedules to this Agreement other than Schedule 7.1(a)(ii)(A), with respect to the Company or the Subsidiaries or the businesses, operations, Contracts or affairs of the Company or the Subsidiaries or (B) employee of the Seller (with respect to the Company or the Subsidiaries or the businesses, operations, Contracts or affairs of the Company or the Subsidiaries) or of the Company or the Subsidiaries (other than any individual listed on Schedule 7.1(a)(ii)(B)).

      Purchaser acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

      For a period of three years after the Closing, the Purchaser shall give the Seller reasonable access during the Purchaser's regular business hours upon reasonable advance notice and under reasonable circumstances to books and records transferred to the Purchaser to the extent necessary for the preparation of financial statements or regulatory filings. For a period of three years after the Closing, the Seller shall give the Purchaser reasonable access (and the ability to make copies) during the Seller's regular business hours upon reasonable advance notice and under reasonable circumstances to books and records of the Seller (including, but not limited to, electronic records) pertaining to individuals who were employees of the Company and/or its Subsidiaries prior to the Closing Date.

      Following the date hereof until the Closing, Seller agrees that it shall promptly provide Purchaser with copies of any notices received by Seller, Company or its Subsidiaries under any Leases.

    Conduct of the Business Pending the Closing. Prior to the Closing, except (a) as set forth on Schedule 7.2, (b) as required by applicable Law, (c) as otherwise contemplated by this Agreement or (d) with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), (1) the Company shall, and shall cause the Subsidiaries to, conduct the respective businesses of the Company and the Subsidiaries in the ordinary course of business and (2) the Company shall not, and shall not permit the Subsidiaries to:

        issue or sell any shares of capital stock, limited liability company membership interests or other equity ownership interests, of the Company or any of the Subsidiaries, or grant options, warrants or other rights to purchase any shares of capital stock, limited liability company membership interests or other equity ownership interests of the Company or any of the Subsidiaries;

        increase in any material respect the compensation payable by the Company or any of the Subsidiaries to any of its officers or employees, other than (A) as required pursuant to applicable Law, (B) as required by the terms of Contracts or employee benefit plans or arrangements in effect on the date of this Agreement and (C) increases in salaries, wages and benefits of employees made in the ordinary course of business (provided that payments of bonuses consistent with past practice shall not constitute an increase in compensation);

        sell any of its material properties or assets, except (A) sales of inventory in the ordinary course of business, (B) pursuant to Contracts in effect on the date of this Agreement, (C) dispositions of obsolete or worthless assets or (D) transfers among the Company and the Subsidiaries;

        subject any of its properties to a Lien, except for Permitted Exceptions;

        make capital expenditures in excess of $50,000 in the aggregate for the Company and the Subsidiaries taken as a whole during any three-consecutive-month period, except (A) as budgeted in the Company's current capital expenditure plan that was made available to the Purchaser or (B) in the ordinary course of business;

        make any acquisition (including by merger) of the capital stock, or a division or (except in the ordinary course of business) other material portion of the assets, of any other Person for consideration in excess of $50,000;

        enter into any merger or consolidation with any Person;

        adopt a plan or agreement of complete or partial liquidation or dissolution;

        incur any indebtedness for borrowed money (excluding inter-company transactions with Affiliates that will be settled at or prior to Closing);

        fail to pay any maintenance fees required to maintain any of the registrations for Intellectual Property Rights that are owned by Company or the Subsidiaries;

        otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.8 above; or

        cause or permit any of the Real Property Leases or any agreement entered into in connection therewith, including without limitation any construction or non-disturbance agreement, to be amended, modified, extended, renewed or terminated, nor shall the Company or the Subsidiaries enter into any agreement in connection with the Real Property Leases (including agreements for or with respect to improvements or alterations and including the acceptance of punchlists), or into any new lease, sublease, license or other agreement for the use or occupancy of any real property, without the prior written consent of Purchaser not to be unreasonably withheld.

        agree to do anything prohibited by this Section 7.2.

    Without limiting the foregoing, the Seller agrees that it shall use reasonable best efforts to cause all obligations for construction (under all Leases or other agreements) which are required to be performed prior to the Closing to be so performed as of the Closing.

    Consents; Other Third Party Matters.

      Seller will cause Company and each of its Subsidiaries to give any notices to third parties, and will cause Company and each of its Subsidiaries to use its commercially reasonable efforts to obtain any third party consents referred to in Section 4.5, including those set forth on Schedules 4.5(a) and 4.5(b). Without limiting the generality of this Section 7.3, if a consent or approval is required by any party under any Contract or Permit in connection with the performance of this Agreement and the consummation of the transactions contemplated hereby and is not obtained on or before the Closing or if an attempted assignment of any Contract or Permit is ineffective, Seller shall cooperate with Purchaser at Seller's expense in any commercially reasonable arrangement requested by Purchaser to provide for the Company, any Subsidiary or Purchaser (as applicable) the benefits under any such Contract or Permit; provided the foregoing shall not be deemed to imply that Purchaser has waived any condition to Closing with respect to any such consent. Purchaser shall use its commercially reasonable efforts to cooperate with Seller in obtaining any such consents; but shall not be obligated to incur any out-of-pocket costs or expenses in such efforts. Notwithstanding the foregoing, the parties hereto agree and acknowledge that the filing fee required by the HSR Act in connection with the filings to be made by Purchaser and Seller thereunder shall be paid 50% by Purchaser and 50% by Seller.

      The parties shall cooperate to cause the Seller and its subsidiaries (other than the Company and the Subsidiaries) to be released from all liability ("Guarantee Release") under the guarantees in favor of the business of the Company and the Subsidiaries listed on Schedule 7.3(b) (the "Seller Guarantees"), including by the Purchaser offering to the respective beneficiaries of the Seller Guarantees replacement guarantees from the Purchaser and its Affiliates (but Purchaser shall in no way be obligated to offer or post letters of credit, collateral, or other credit support to obtain such Guarantee Releases.) If, notwithstanding the parties' efforts as required above, any Guarantee Release shall not have been obtained prior to the Closing, the Purchaser shall cause to be delivered to the Seller, as beneficiary, at the Closing an indemnification agreement and guarantee, dated and effective as of the Closing Date and in form and substance reasonable satisfactory to the Seller and from a creditworthy obligor as shall be satisfactory to the Seller (collectively, "Backstop Documents"), pursuant to which the Seller and its Affiliates shall, from and after the Closing, be indemnified, reimbursed and held harmless from any and all liabilities, losses, claims, costs and expenses under or arising out of the Seller Guarantees. From and after the Closing, except as set forth on Schedule 7.3(b), the Purchaser shall not permit any Contract for which there is a Seller Guarantee to be renewed, extended, amended or modified unless (i) the amendment or modification involves payments of less than $25,000 and does not involve any renewal or extension of the term or (ii) the Purchaser obtains and delivers to the Seller the related Guarantee Release duly executed by the beneficiaries of the related Seller Guarantee.

      The Company and the Subsidiaries shall use commercially reasonable efforts to obtain an estoppel certificate with respect to each of the Real Property Leases, dated no more than 45 days prior to the Closing Date, from the other party to such Real Property Lease, in form and substance satisfactory to Purchaser (the "Estoppel Certificates") and a non-disturbance agreement with respect to each of the Real Property Leases for the Real Property Leases, in form and substance satisfactory to Purchaser, from each lender encumbering any real property underlying the real property for such Real Property Lease, from each superior landlord under any superior lease (if one satisfactory to Purchaser does not already exist), and from any condominium associations (the "Non-Disturbance Agreements").

    Regulatory Approvals.

      Each of the parties hereto shall cooperate with the other parties and use their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate the Closing in the most expeditious manner practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Body or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement. For purposes hereof, "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all applicable non-U.S. laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and in any event within ten Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 7.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable (including by requesting early termination of the waiting period under the HSR Act). Notwithstanding the foregoing, nothing contained herein shall require the Purchaser or its Affiliates to dispose of any assets or modify its business in order to satisfy any conditions for approval by any Governmental Body under the Antitrust Laws.

      Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Body in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Body relating to the transactions contemplated by this Agreement, including any such proceeding initiated by a private party, and (ii) keep the other party reasonably informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC, the Antitrust Division of the Department of Justice, or any other Governmental Body, in each case regarding any of the transactions contemplated by this Agreement.

    Further Assurances; Etc. Subject to, and not in limitation of, Section 7.3 and Section 7.4, each of the parties shall use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

    Preservation of Records; Litigation Support. The Seller and the Purchaser agree that each of them shall preserve and keep the business records held by them relating to the Company and the Subsidiaries for a period of seven years from the Closing Date. Following the Closing, in the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or any of the Subsidiaries, each of the other parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor herein).

    Publicity.

      None of the Seller, the Subsidiary Seller, the Company or Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Seller or the Purchaser, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Seller or the Purchaser lists securities, provided that, to the extent permitted by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.

      Each of Purchaser, the Company, the Seller and the Subsidiary Seller agree that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and then only to the extent required by such Law.

    Use of Names. Subject to any applicable provisions in the Post-Closing Agreements, each of Seller on the one hand, and Purchaser and its Subsidiaries (including the Company and its Subsidiaries following the Closing) on the other hand, agrees that, (a) it shall have no right to use any mark of the other party or any name confusingly similar thereto, and (b) will not at any time hold itself out as having any affiliation or relationship with, or endorsement from, the other party.

    Employee Benefits.

      The Purchaser agrees that individuals who are employed by the Company or any Subsidiary of the Company immediately prior to the Closing Date shall remain employees of the Company or such Subsidiary of the Company as of the Closing Date (each such employee, a "Company Employee"); provided, however, that nothing contained herein shall confer upon any Company Employee the right to continued employment by the Company or such Subsidiary for any period of time after the Closing Date which is not otherwise required by applicable Law; and provided, further, that subject to applicable Laws or contracts, the Company shall have the right to dismiss any or all Company Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them). To the extent permitted by applicable law, for purposes of vesting, eligibility (including for commissions, bonuses, incentive pay and participation in retirement plans) and for calculating paid time off (including vacation, sick and personal time), severance and an employer's contribution rate (if applicable) under the employee benefit plans, policies and arrangements of the Purchaser and its Affiliates covering any Company Employee (the "Purchaser Plans"), each Company Employee shall be credited with his or her period of service with the Company and the Subsidiaries and their respective predecessors before the Closing Date, to the extent credited under any similar type of employee benefit plan, policy or arrangement applicable to such Company Employee immediately prior to the Closing Date and to the extent permitted by the Purchaser Plans and applicable Law, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

      To the extent permitted by applicable law, the Purchaser agrees that the Company Employees will be eligible to participate in any Purchaser employee benefit plans that are otherwise available to U.S. employees of Purchaser, if any, on terms substantially similar to those provided to similarly situated employees of the Purchaser (provided that employees of different Purchaser Subsidiaries may not be deemed similarly situated by Purchaser is its sole discretion), and that the Company Employees will not be treated as "new" employees for purposes of any exclusions or waiting periods under any health or similar plan of the Purchaser or any Subsidiary of the Purchaser for a pre-existing medical condition to the extent such condition was waived under the corresponding Company Benefit Plan, and will make appropriate arrangements with its insurance carrier(s) to ensure such result.

      The Purchaser acknowledges and agrees that, as of the Closing, the Purchaser or its Affiliates shall be solely responsible for and shall perform or otherwise satisfy (subject to any indemnification obligations of the Seller under Article IX hereof) any and all obligations arising under or relating to the collective bargaining agreements or arrangements set forth in Schedule 4.15, including all ancillary agreements thereto, and that Seller and its Affiliates shall not have any responsibility or liability with respect to such agreements or arrangements other than liability pursuant to indemnification obligations as set forth in Article IX.

      The Purchaser shall be solely responsible to provide and to pay, to the extent such obligations have been properly disclosed to Purchaser and are accrued as liabilities in the calculation of Final Working Capital, (i) cash incentive compensation and/or bonuses to Company Employees with respect to any performance periods that have not ended on or prior to the Closing Date, including with respect to the portion of the performance period prior to the Closing Date, (ii) accrued and unpaid salaries or wages as of the Closing Date, (iii) unused vacation or other paid time off to the extent earned as of the Closing Date, and (iv) any and all educational or training assistance for Company Employees for academic or training periods that have not been completed as of the Closing Date in accordance with the terms of the applicable educational or training program (a summary of which has been provided to the Purchaser).

      The Seller shall be solely responsible for and shall indemnify the Purchaser for all liabilities arising under Section 412 or 430 of the Code, or Section 302 or Title IV of ERISA, solely by reason of the Company and its Subsidiaries being treated through the Closing Date as a member of a group under common control under Section 4001(a)(3) that includes the Seller.

      The parties acknowledge that the transactions provided for in this Agreement may result in obligations on the part of Seller and one or more of the Parent Plans to comply with COBRA. Seller and each Parent Plan shall comply with the requirements of such laws. The parties expressly agree that Purchaser, Company and its Subsidiaries (or any of their health plans) shall have no responsibility for compliance with such health care continuation requirements, (a) for qualified beneficiaries who previously elected to receive continued coverage under the Parent Plans or who elect to receive continued coverage or (b) with respect to those employees or former employees of Seller who may become eligible to receive such continued coverage as a result of the transactions provided for in this Agreement.

      At Closing, Seller shall transfer and Purchaser shall accept any funds represented by account balances of the Company Employees with respect to Seller's cafeteria plan (including health care flexible spending accounts and dependent care flexible spending accounts) (the "FSA Funds"). If necessary, Seller shall instruct and direct its cafeteria plan administrator to transfer the FSA Funds to the administrator to be named by the Purchaser. Seller's employees shall be permitted to incur, and submit to Seller's FSA administrator for reimbursement, FSA expenses up and including the Closing Date.

      Notwithstanding any other provision of this Agreement, prior to the Closing, Seller shall take such action as is necessary in relation to the transactions contemplated by this Agreement under the terms of the collective bargaining agreement applicable to "Bliss 49," including providing such notice as may be required to the applicable collective bargaining representatives of such location, and Purchaser or an appropriate Subsidiary of Purchaser shall agree to assume and be bound by and shall cause any successor to agree to assume and be bound by such collective bargaining agreement as of the Closing.

    Tax Matters.

      Pre-Closing Tax Covenants. During the period from the date of this Agreement to the Closing Date, the Seller shall or shall cause the Company and each of its Subsidiaries to:

        prepare fully and timely file all Tax Returns of the Company, the Subsidiaries or in respect of or including the business or activities of the Company or any Subsidiary, and pay all Taxes due and payable in respect of such Tax Returns, required to be filed on or before the Closing Date ("Post-Signing Returns");

        properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Post-Signing Return is due prior to the Closing Date in a manner consistent with past practice;

        promptly notify the Purchaser of any legal action or audit pending against the Company or any of its Subsidiaries in respect of any Tax matter, and not settle or compromise any such legal action or audit, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, without the Purchaser's prior consent which consent shall not be unreasonably withheld or delayed, provided, however, for the avoidance of doubt, in the case of any consolidated, combined, unitary or similar Tax Return that includes Seller and/or its Affiliates (other than Tax Returns including only the Company and/or its Subsidiaries), the Seller shall be permitted to settle or compromise any such legal action or audit, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment in Seller's discretion.;

        not make or revoke any material Tax election, or adopt or change a Tax accounting method or period without the Purchaser's prior consent, which consent shall not be unreasonably withheld or delayed, provided, however, for the avoidance of doubt, Seller shall be entitled to make or revoke any tax election or adopt or change a Tax accounting method in the case of any consolidated, combined, unitary or similar Tax Return that includes Seller and/or its Affiliates (other than Tax Returns including only the Company and/or its Subsidiaries); and

        terminate any tax allocation agreement, tax sharing agreement or other similar agreement to which the Company or any Subsidiary is a party such that there are no further liabilities or obligations of the Company or any of its Subsidiaries thereunder, including a termination of the Tax Sharing Agreement with respect to the Company and each Subsidiary governed by such Tax Sharing Agreement pursuant to Section 6.5 thereof.

      Tax Indemnity. After the Closing the Seller hereby agrees to indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all Taxes and other related Losses arising from or related to, without duplication: (i) breaches of the covenants contained in Section 7.10; (ii) to the extent not paid prior to the Closing, including estimated tax payments, all Taxes (or the nonpayment thereof) of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date ("Pre-Closing Periods"), and the portion through the end of the Closing Date for any Straddle Period, (together the "Pre-Closing Tax Periods"); and (iii) Taxes imposed on the Company or any Subsidiary with respect to any Pre-Closing Tax Periods pursuant to any obligation (whether legal, as a transferee, contractual, or otherwise) to contribute to the payment of a Tax determined on a consolidated, combined or unitary or other group basis with respect to a group of corporations or entities that includes or included the Company or any of its Subsidiaries at any time before the Closing, including any such obligation arising under Treasury Regulations Section 1.1502-6 or similar provision of state, local or foreign Law; provided, however, that Seller shall be liable under this Section 7.10(b) only to the extent that such Taxes exceed the amount, if any, of such Taxes that were treated as a current liability in the determination of Final Working Capital.

      Tax Return Preparation.

        Entirely Pre-Closing Tax Returns. The Seller shall control the preparation of all Tax Returns for or including the Company and the Subsidiaries for all Pre-Closing Tax Periods ("Pre-Closing Tax Returns") (which, for the avoidance of doubt, shall not include the portion of a Straddle Period that ends on the Closing Date, which shall be governed by Section 7.10(c)(ii) below). Such Tax Returns shall be prepared in a manner consistent with past practice for such Tax Returns or applicable Law. With respect to any Pre-Closing Tax Returns required to be filed after the Closing, at least twenty (20) days prior to the earlier of the due date for such Tax Returns (including extensions) or the anticipated date of filing such Tax Returns, the Seller shall provide a draft of all such Tax Returns to the Purchaser for its review; provided, however, that in the case of any consolidated, combined, unitary or similar Tax Return that includes the Seller and/or its Affiliates, only the portion of such Tax Return as relates solely to the Company and its Subsidiaries, shall be provided to Purchaser for its review and comment. Purchaser shall provide Seller any comments within ten (10) days following receipt of such draft Tax Returns. Seller shall consider in good faith any comments of Purchaser with respect to such Pre-Closing Tax Returns, but, for the avoidance of doubt, Purchaser shall control the content (including tax elections) of the Pre-Closing Tax Returns. With Respect to any Pre-Closing Tax Return that includes solely the Company and/or any of its Subsidiaries, such Tax Returns shall not be filed without the consent of the Purchaser, which consent shall not be unreasonably withheld or delayed. Upon the request of the Seller, the appropriate officer of the Company and/or its Subsidiaries shall cooperate with the Seller, in such preparation. For any such Tax Returns that are filed on behalf of (and not by) the Company and any of its Subsidiaries, the Seller shall timely pay to the appropriate Taxing Authority all amounts shown due on such Tax Returns less the amount, if any, of such Taxes that were treated as a current liability in the determination of the Final Working Capital. For any such Tax Returns that are required to be filed by the Company or any of the Subsidiaries, the Seller shall pay to the Purchaser all amounts shown due on such Tax Returns within ten (10) days prior to the due date for filing such Tax Returns less the amount, if any, of such Taxes that were treated as a current liability in the determination of the Final Working Capital. If such amounts have been timely received, the Company and/or the relevant Subsidiaries shall sign and file such Tax Returns prior to the due date of the finalized Tax Return.

        Other Tax Returns. Except as provided in Section 7.10(c)(i) above, the Purchaser shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company and the Subsidiaries; provided, however, that (i) the Purchaser shall provide the Seller with draft Tax Returns for the Company and the Subsidiaries required to be prepared by the Purchaser pursuant to this sentence for a Straddle Period (as defined in Section 7.10(d)) at least twenty (20) days prior to the earlier of the due date for filing such Tax Returns (including extensions) or the anticipated date of filing such Tax Returns, together with a statement setting forth the amount of Tax for which the Seller may be responsible pursuant to Section 7.10(b) (the "Tax Statement") provided, however, that the Purchaser shall not be required to provide the Seller with a draft of any Tax Returns for real or personal property Taxes if the Tax shown due attributable to the Pre-Closing Tax Period does not exceed the amount of such Tax that was treated as a current liability in the determination of Final Working Capital, (ii) within ten (10) days following receipt of such draft Tax Returns, the Seller shall notify the Purchaser of the existence of any objection the Seller may have to any items set forth on such draft Tax Returns or Tax Statement, and (iii) if, after consulting in good faith, the Purchaser and the Seller are unable to resolve such objection(s), such objection(s) shall be referred to an independent accounting firm mutually acceptable to the Purchaser and the Seller for resolution on a basis consistent with the past practices of the Company and the Subsidiaries with respect to such items. If such independent accounting firm is unable to make a determination with respect to any disputed item within five (5) days prior to the due date for the filing of the Tax Return in question, then the Purchaser may file such Tax Return on the due date therefor without such determination having been made and without the Seller's consent. Notwithstanding the filing of such Tax Return, such independent accounting firm shall make a determination with respect to any disputed item, and the amount of Taxes for which the Seller is responsible under Section 7.10(b) shall be as determined by such independent accounting firm. The fees and expenses of such independent accounting firm shall be paid in the same manner as the costs of the Independent Accountant are borne under Section 2.4(d). If a Tax Return for a Straddle Period is not referred to an independent accounting firm under this Section 7.10(c), then the Seller shall pay to the Purchaser the amount for which the Seller is responsible under Section 7.10(b) within five (5) days prior to the due date for such Tax Return. If a Tax Return for a Straddle Period is referred to an independent accounting firm under this Section 7.10(c), then the Seller shall pay to the Purchaser the amount for which the Seller is responsible under Section 7.10(b) within five (5) days following the determination of such independent accounting firm. Neither Purchaser nor any of its Affiliates (including, after the Closing, the Company and the Subsidiaries) shall, without the prior written consent of Seller, make or change any Pre-Closing Tax Period election of or with respect to the Company and/or any Subsidiary or amend, refile or otherwise modify (or grant an extension of any applicable statute of limitations with respect to) any Tax Return of the Company and/or any Subsidiary for a Pre-Closing Tax Period (including a portion of a Straddle Period).

        Amendments to Tax Returns. Seller shall not be permitted to amend any Tax Return filed (or caused to be filed) by Seller pursuant to Section 7.10(c)(i), if such Tax Return includes only the Company and/or any if its Subsidiaries, without the consent of the Purchaser, which consent will not be unreasonably withheld. Seller shall be entitled to amend any Tax Return filed (or caused to be filed) by Seller pursuant to Section 7.10(c)(i) hereof if such Tax Return is a consolidated, unitary or similar Tax Return that includes the Seller and/or its Affiliates (other than Tax Returns including only the Company and/or any of the Company's Subsidiaries), provided, however, that the Seller shall provide to the Purchaser a draft of the portion of such amended Tax Return as relates solely to the Company and its Subsidiaries for the Purchaser's review and comment. The Seller shall consider in good faith any comments of the Purchaser with respect to such Tax Returns. Purchaser, the Company and the Subsidiaries shall be entitled to amend any Tax Return for any taxable periods filed by any of them pursuant to Section 7.10(c)(ii) hereof, and for the avoidance of doubt shall not be permitted to amend any Tax Returns filed or caused to be filed by Seller pursuant to Section 7.10(c)(i); provided, however that the amendments by Purchaser, the Company, and the Subsidiaries of any Tax Return for a Straddle Period shall be subject to the consent of Seller, such consent not to be unreasonably withheld or delayed.

      Straddle Periods. For purposes of Section 7.10(b) and the other provisions of this Agreement, in the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of the Company and the Subsidiaries for the Pre-Closing Tax Period (as defined in Section 7.10(b)) shall be determined based on an interim closing of the books as of the close of business on the Closing Date (provided that depreciation and amortization deductions shall be apportioned between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period), and the amount of other Taxes of the Company and the Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The Purchaser shall indemnify Seller for the Taxes for periods beginning after the Closing Date, and Taxes resulting directly or indirectly from any transaction not in the ordinary course of business occurring on the Closing Date after the Closing including Taxes resulting from any such payments. Seller and Purchaser agree to report all transactions (other than (i) any transactions described in Section 7.11, (ii) the sale of the Foreign Subsidiaries, and (iii) the distributions of the UK Purchase Price and the Asia Purchase Price to the Company and then to the Seller, all of which shall be included on the Seller's Federal Income Tax Return), not in the ordinary course of business occurring on the Closing Date or after the Closing on the Purchaser's (or the Company's stand alone) Federal Income Tax Return to the extent permitted under Treas. Reg. 1.1502-76(b). The Purchaser, the Seller, the Company and the Subsidiaries shall, to the extent permitted by applicable Law, elect with the relevant Governmental Body to treat for all purposes the Closing Date as the last day of a taxable period of the Company and the Subsidiaries.

      Cooperation on Tax Matters. The Purchaser, the Seller, the Company and the Subsidiaries shall cooperate fully, as and to the extent reasonably requested by each other in connection with the filing of Tax Returns pursuant to this Section 7.10 and any audit, inquiry, litigation or other proceeding with respect to Taxes, provided that out of pocket expenses arising from such cooperation shall be the responsibility of the requesting party. Such cooperation shall include the retention and (upon the other party's request) the provision, of records and information which are reasonably relevant to any such audit, inquiry, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller shall be entitled to make copies of books, records and other information relating to the filing of such Tax Returns or any audit, inquiry, litigation or other proceeding with respect to Taxes.

      Tax Audits.

        The Purchaser shall promptly notify the Seller upon receipt by the Purchaser or any Affiliate of the Purchaser (including the Company or the Subsidiaries) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period, other than the portion of a Straddle Period that ends on the Closing Date, which shall be governed by Section 7.10(f)(ii) below (any such inquiry, claim, assessment, audit or similar event to the extent relating to a Pre-Closing Tax Period other than the portion of a Straddle Period that ends on the Closing Date, a "Tax Matter"); provided that the failure of the Purchaser to provide such notice shall not release, waive or otherwise affect the Seller's obligations with respect to such Tax Matter or Tax Matters except to the extent that the Seller is prejudiced as a result of such failure. The Seller, at the Seller's sole expense, shall have the authority (and the Purchaser shall cause the Company and the Subsidiaries to provide the Seller's tax advisors with the appropriate powers of attorney) to represent the interests of the Company and the Subsidiaries with respect to any Tax Matter before the IRS or any other Governmental Body and shall have the right to control the defense of any Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter; provided that the Seller shall not settle or compromise any Tax Matter of the Company, the Subsidiaries or with respect to Seller's consolidated, combined, unitary or similar group in respect of the business or activities of the Company or any Subsidiary, in a manner that is reasonably likely to adversely affect the Company's, any of its Subsidiaries', or their consolidated, combined, unitary, or similar group's liability for Taxes, for a period ending after the Closing without the consent of the Purchaser, which consent will not be unreasonably withheld or delayed. The Seller shall keep the Purchaser fully and timely informed with respect to the commencement, status and nature of any Tax Matter. The Seller shall, in good faith, allow the Purchaser to make comments to the Seller regarding the conduct of or positions taken in any such proceeding. The Purchaser, the Company, or the relevant Subsidiary shall be entitled to control the defense of any such Tax Matter (at the Seller's expense) to the extent the Seller does not exercise its right to control such Tax Matter pursuant to this Section 7.10(f)(i). The Purchaser shall also be permitted to attend meetings relating to any such Tax Matter conducted by the Seller, at the Purchaser's own expense if such Tax Matter involves solely the Company and/or any of its Subsidiaries.

        The Purchaser shall have the sole right to control any audit or examination by any Governmental Body, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company and the Subsidiaries for all taxable periods ending after the Closing Date, provided that for a Straddle Period or any other matter that would materially adversely affect the Seller, the Purchaser shall (i) keep the Seller fully and timely informed with respect to such proceedings, (ii) in good faith, allow the Seller to make comments to the Purchaser regarding the conduct of or positions taken in any such proceeding, (iii) allow the Seller to participate at its own expense in any such proceeding, and (iv) not enter into any settlement or compromise without the prior written consent of the Seller, which consent shall not unreasonably be withheld or delayed.

        The Seller shall pay to the Purchaser all amounts for which the Seller is responsible under Section 7.10(b) within fifteen (15) days following the settlement or other conclusion or resolution of any claim or proceeding described in this Section 7.10(f).

        The provisions of this Section 7.10(f) and not the provisions of Section 9.4(b), shall govern claims relating to Taxes.

      Section 338 Elections. Neither the Purchaser nor the Company shall make (or permit to be made) any election under Section 338 of the Code with respect to the acquisition of the Company and/or the Subsidiaries.

      Tax Attributes. Notwithstanding anything to the contrary contained herein: (i) no claim for loss related to or arising from (A) the value or condition of any tax asset (e.g., net operating loss carry forward) of the Company or its Subsidiaries or (B) the ability of Purchaser, the Company, Subsidiaries, their Affiliates to utilize such tax asset following the Closing, shall be subject to a claim for recovery by any Indemnified Party hereunder; and (ii) any Losses indemnifiable under Section 7.10 or Article IX shall be reduced in amount by any Tax benefits actually realized by any Indemnified Party. A Tax benefit will be considered to be "actually utilized" when it results in a refund of Taxes previously paid or reduces the amount of Taxes currently payable by an Indemnified Party, assuming that the Indemnified Party recognizes all other items of income, gain, loss, deduction or credit before recognizing any item arising from the incurrence or payment of any Losses.

      Refunds. Any refunds or credits of Taxes plus any interest received with respect thereto from any tax authority with respect to the Company or any Subsidiary for any Pre-Closing Tax Period (including the portion of a Straddle Period that ends on the Closing Date), including refunds or credits arising by reason of an amended Tax Return filed after the Closing Date in accordance with Section 7.10 but not including any refunds or credits that were treated as current assets in the determination of Final Working Capital, and not including any such refunds or credits that relate to the carryback by the Company or any of its Subsidiaries of a loss or deduction from a taxable period that begins after the Closing Date to a Pre-Closing Tax Period shall be for the account of the Seller and shall be paid to the Seller by the Purchaser within fifteen (15) days after the receipt of such refund or after the relevant Tax Return is filed in which the credit is applied against the tax liability of the Purchaser or any of its Affiliates (including, after the Closing, the Company and the Subsidiaries). Purchaser and the Company shall be entitled to any refund of any and all Taxes of the Company and its Subsidiaries for the portion of the Straddle Period that begins after the Closing and taxable periods beginning after the Closing. The amount of any refund for any Straddle Period shall be allocated between the pre-closing Straddle Period and the post-closing Straddle Period using the principles described in Section 7.10(d) of this Agreement.

      Carrybacks. Without the prior written consent of the Seller, which shall be in the sole and absolute discretion of Seller, none of Purchaser, the Company, the Subsidiaries or any other member of a tax group of which the Company is a member shall carry back any net operating loss or other item or attribute from a taxable period ending after the Closing to a Pre-Closing Period. Purchaser and the Companies agree to reimburse Sellers for any reasonable costs connected thereto.

      Tax Election. Seller shall make for the taxable year of Seller that includes the Closing Date, a valid election described in Treasury Regulation Section 1.1502-36(d)(6)(i)(A) with respect to the stock of the Company and each of its Subsidiaries that are members of the Seller's consolidated tax group to the full extent necessary to completely prevent any attribute reduction for the Company and each such Subsidiary, provided, that, Purchaser shall not take any position or action inconsistent with Section 7.10(k) and/or the representation in Section 4.9(q), including on any tax return that Purchaser files or causes to be filed pursuant to Section 7.10.

      Conduct of Purchaser. Prior to the beginning of the next taxable year (as determined for United States federal income tax purposes) immediately following the Closing Date of each Foreign Subsidiary, the Purchaser shall not (and shall procure that no direct or indirect successor, transferee or assignee of the Purchaser shall not) with respect to the Foreign Subsidiaries, and shall not permit any Foreign Subsidiary to, enter into any transaction or take any action outside the ordinary course of the Foreign Subsidiary's business other than the Purchaser's financing of the acquisition of such Foreign Subsidiary and the Tax results arising from such financing, without the consent of Seller, such consent not to be unreasonably withheld. Without limiting the generality of the foregoing, prior to the beginning of the next taxable year (as determined for United States federal income tax purposes) immediately following the Closing Date of each Foreign Subsidiary the Purchaser shall not, and shall not permit the Foreign Subsidiaries to, in each case, outside the ordinary course of business (a) enter into any transaction or take any action that would result in an increase in the amount of earnings and profits of a Foreign Subsidiary attributable under Section 1248 of the Code to stock of a Foreign Subsidiary sold by Seller hereunder other than earnings and profits arising in the ordinary course of business of the Foreign Subsidiaries, (b) enter into any transaction or take any action (other than the Purchaser's financing of the acquisition of the Foreign Subsidiaries) that otherwise would result in the diminution of the foreign tax credits that, absent any such transaction, may be claimed by the Seller or any of its Affiliates in respect of their U.S. federal income Tax liability, including (i) declaring or paying any dividend, or entering into any transaction or taking any action that would be considered for U.S. federal income Tax purposes to constitute the declaration or payment of a dividend by any Foreign Subsidiary, including pursuant to Section 304 of the Code, (ii) any transaction that would give rise to any Foreign Subsidiary holding "United States property" within the meaning of Section 956 of the Code, (iii) any loss carryback or loss surrender or other action not in the ordinary course of business that would reduce the amount of creditable Taxes paid or deemed paid by any Foreign Subsidiary for any such period, or (iv) making an election under Treasury Regulation Section 301.7701-3 with respect to any Foreign Subsidiary that is effective prior to beginning of the Foreign Subsidiary's next taxable year (as determined for United States federal income tax purposes), or (c) any transaction that would give rise to subpart F income, within the meaning of Section 952(a) of the Code.

    Inter-company Accounts. The pre-Closing accounts receivable and accounts payable between the Company or a Subsidiary, on the one hand, and the Seller or a subsidiary thereof (other than the Company or a Subsidiary), on the other hand, shall be paid, capitalized, settled and/or terminated, as applicable, at or prior to the end of business on the Closing Date and prior to the Closing.

    Preservation of Business. Prior to the Closing, the Seller will use its reasonable efforts to cause the Company and each of the Subsidiaries to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

    Notice of Developments. Prior to the Closing, each party will give prompt written notice to the other of any material adverse development in any fact respecting which a representation or warranty has been made by it in this Agreement. No disclosure by any party pursuant to this Section 7.13, however, shall be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

    Exclusivity. Unless and until this Agreement shall be terminated, the Seller will not (and will not cause or permit the Company or any of the Subsidiaries to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company or any of the Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Neither the Seller nor the Subsidiary Seller will vote the Shares in favor of any such acquisition. The Seller will provide the Purchaser with prompt written notice if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

    Title Insurance. The Seller will cause the Company and each of the Subsidiaries to assist Purchaser (including execution of affidavits or assurances reasonably requested by the Company), but shall not be obligated to incur any expense, in obtaining title commitments and title policies with respect to the Leased Real Property. Seller shall cause the removal from title of any Liens or encumbrances placed upon the Company's or its Subsidiaries' interest in the property or otherwise caused by the Company or its Subsidiaries which are not Permitted Exceptions.

    Post-Closing Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor herein). The Seller acknowledges and agrees that from and after the Closing, Purchaser will be entitled to possession of all documents, books, records (including Tax records), and agreements of the Company and the Subsidiaries.

    Transition. Following the Closing, the Seller will not knowingly take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, manufacturer or other business associate of the Company or any of the Subsidiaries from maintaining the same business relationships with the Company and the Subsidiaries after the Closing as it maintained with the Company and the Subsidiaries prior to the Closing. The Seller will refer all customer inquiries relating to the businesses of the Company and the Subsidiaries to Purchaser from and after the Closing.

    Confidentiality. Following the Closing, the Seller will treat and hold as such all of the Confidential Information (as defined in the Confidentiality Agreement), refrain from using any of the Confidential Information except in connection with this Agreement (or as required to be disclosed to taxing authorities in connection with the payment of taxes or as required on the advice of counsel to be disclosed in filings made with the Securities & Exchange Commission and similar Authorities) and any post closing agreement between the Purchaser and its Affiliates, on the one hand, and the Seller and its Affiliates on the other hand, and deliver promptly to Purchaser or destroy, at the request and option of Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in its possession, except for copies of such Confidential Information and such other information as may be required to be retained in connection with the payment of Taxes or the preparation of filings with the Securities & Exchange Commission or similar Authorities. In the event that the Seller is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, the Seller will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this section. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, required to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use good faith efforts to obtain, at the expense and reasonable request of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed.

    Non-Solicitation and Employment.

      During the period from the date hereof through the earlier of the date that is two years following (i) the Closing and (ii) the termination of this Agreement pursuant to Section 3.3, the Seller shall not directly or indirectly, through any Affiliate or otherwise, solicit the employment of or employ or retain, as an employee, consultant or otherwise, any employee of the Purchaser or its Affiliates who is a management or key employee (including any spa general manager or employee at the director level or above) of the Company or any Subsidiary as of the date hereof or at any time during such period (provided that the hiring of such employees through the use of general solicitations through any general advertisements in newspapers and/or other media of general circulation (including advertisements posted on the Internet) that is not targeted specifically at the employees of the Company or its Subsidiaries shall be deemed not to violate the foregoing provisions). From the date hereof through the Closing, Seller will not transfer any Company (or Subsidiary of the Company) personnel to any other division of Seller without written consent of Purchaser. It is understood and agreed that the employees of the Seller and its Affiliates (other than the Company) currently provide services to the Company and its Subsidiaries and nothing contained herein shall require that such employees continue to provide services to the Company and its Subsidiaries.

      During the period from the date hereof through the earlier of the date that is two years following (i) the Closing and (ii) the termination of this Agreement pursuant to Section 3.3, the Purchaser shall not directly or indirectly, through any Affiliate or otherwise, solicit the employment of or employ or retain, as an employee, consultant or otherwise, any employee of the Seller or any of its subsidiaries who is a management or key employee (including any spa general manager, hotel general manager or employee at the director level or above) of the Seller or any Subsidiary as of the date hereof or at any time during such period (provided that the hiring of such employees through the use of general solicitations through any general advertisements in newspapers and/or other media of general circulation (including advertisements posted on the Internet) that is not targeted specifically at the employees of the Seller or its Subsidiaries shall be deemed not to violate the foregoing provisions).

    Financial Capability. At the Closing, Purchaser (a) will have sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement and (b) will have the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the Purchaser Documents.

    Releases. The Seller shall execute at or prior to the Closing a general release (the "General Release") in the form attached hereto as Exhibit 7.21.

    Receivables. Following the Closing, in the event Purchaser fails to collect any receivables of the Company or its Subsidiaries within 120 days of the date recognizable under GAAP, Seller shall reimburse Purchaser for the amount of each such uncollected receivable within 15 days of written notice thereof, and upon such reimbursement, Purchaser shall assign such uncollected receivable to Seller.

    Multiemployer Plan. Seller shall promptly submit a written request to the New York Hotel Trades Council and Hotel Association of New York City Pension Fund ("Multiemployer Fund") for an estimate of withdrawal liability assuming a complete withdrawal as of the Closing Date by the Company and for purposes of such calculation that only the contributions made by the Company and not by members of its controlled group (as determined by Sections 414(b) and (c) of the Code) are taken into account.  In the event that the amount of such complete withdrawal liability exceeds $500,000.00 and the Company incurs a partial or complete withdrawal liability to such Multiemployer Fund at any time following the Closing, Seller shall promptly reimburse Purchaser for the amount of such withdrawal liability to the extent attributable to the amount of complete withdrawal liability in excess of $500,000.00 as of the Closing Date.  Purchaser shall promptly notify the Seller of any partial or complete withdrawal of the Company from the Multiemployer Fund for which the Purchaser may seek reimbursement from the Seller, and Purchaser and Seller shall reasonably cooperate with each other with respect to the assessment and collection of withdrawal liability by such Multiemployer Fund.

  CONDITIONS TO CLOSING

    Conditions Precedent to Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable Law if Purchaser executes a written statement to that effect with respect to the condition so waived or shall be deemed to be so waived upon a Closing):

      the representations and warranties of the Seller set forth in this Agreement shall be true and correct at and as of the Closing Date (other than such representations and warranties that relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except to the extent the failure of such representations and warranties to be so true and correct has not had a Material Adverse Effect, and the Purchaser shall have received a certificate signed by an authorized officer of the Seller, dated the Closing Date, to the foregoing effect;

      the Company, the Seller and the Subsidiary Seller shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Purchaser shall have received a certificate signed by an authorized officer of the Seller, dated the Closing Date, to the foregoing effect;

      the Seller, the Subsidiary Seller and the Company shall have obtained all consents and waivers set forth on Schedule 8.1(c) hereof that are required to be obtained by, and, in form reasonably satisfactory to, the Purchaser, with respect to the transactions contemplated by this Agreement;

      there shall not have been or occurred any Material Adverse Effect since the date of this Agreement;

      the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted;

      no action, suit, or proceeding shall be extant or pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Purchaser to own the Shares and to control the Company and the Subsidiaries, or (D) affect adversely the right of the Company or any of the Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

      Purchaser shall have received from counsel to Seller an opinion in form and substance as set forth in Exhibit 8.1(g) attached hereto, addressed to Purchaser and on which Purchaser's lenders shall be entitled to rely and dated as of the Closing Date;

      the Seller shall have delivered a certificate of the Secretary or Assistant Secretary of the Seller, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Seller, the Company and the Subsidiary Seller executing documents executed and delivered in connection herewith, (ii) the copies of the Company's and each Subsidiary's formation documents and operating documents, each as in effect from the date of this Agreement until the Closing Date, (iii) any resolutions of the authorizing body of the Seller, the Company and each Subsidiary authorizing this Agreement and the transactions contemplated thereby, and (iv) a certificate of good standing of the Seller, the Company and each Subsidiary issued on or before the Closing Date by the jurisdiction of such Person's organization;

      the General Release shall be in full force and effect;

      the Company and the Subsidiaries shall have delivered notice of the assignment (in a form approved by Purchaser) of each of the Real Property Leases to the landlord thereunder if and as required by the Real Property Leases as set forth in Schedule 4.5(a), and shall have obtained and delivered to Purchaser a written consent for the assignment of each of the Real Property Leases if and as required by the Real Property Leases as set forth in Schedule 4.5(a) (the "Lease Consents");

      all Liens with respect to the matters described in Schedule 4.4 and any other Liens (other than Permitted Exceptions and Liens which secure indebtedness in the aggregate not to exceed $250,000) shall be released; and

      there shall not be pending any foreclosure or bankruptcy proceedings with respect to any property located in New York City at which the Company or its Subsidiaries leases and operates a spa.

    Conditions Precedent to Obligation of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller in whole or in part to the extent permitted by applicable Law if Seller executes a written statement to that effect with respect to the condition so waived or shall be deemed to be so waived upon a Closing):

      the representations and warranties of the Purchaser set forth in this Agreement shall be true and correct at and as of the Closing Date (other than such representations and warranties that relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except to the extent the failure of such representations would not have a material adverse effect on Purchaser's ability to consummate the transactions contemplated hereby, and the Seller shall have received certificates signed by authorized officers of each Purchaser, dated the Closing Date, to the foregoing effect;

      the Seller shall have received an executed general release from the Company and its Subsidiaries in the form attached hereto as Exhibit 7.21;

      the Seller shall have received pursuant to Section 2.3 the Purchase Price;

      the Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date, and the Seller shall have received certificates signed by authorized officers of each Purchaser, dated the Closing Date, to the foregoing effect;

      there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

      the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted.

    Frustration of Closing Conditions. None of the Purchaser or the Seller may rely on the failure of any condition set forth in Sections 8.1 or 8.2, as the case may be, if such failure was primarily due to the failure of such party (or, in the case of the Seller, a failure by the Company or the Subsidiary Seller) to perform any of its obligations under this Agreement.

  INDEMNIFICATION

    Survival.

      All representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement but shall terminate on (and no claim for a breach thereof may be brought after) the date which is eighteen (18) months following of the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 4.1(a), 4.2, 4.3, 4.14, 4.18, 5.1, 5.2, 5.3, 5.6, 6.1, 6.2, 6.6, 6.8 and 6.9 (collectively, the "Specified Representations") shall survive the Closing until thirty (30) days following the expiration of any applicable statute of limitations with respect thereto, and (ii) the representations and warranties set forth in Section 4.11(a) shall survive for a period of two (2) years following the Closing Date.

      All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent only that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance; provided, however, that no claim for a breach of a covenant or other agreement set forth in this Agreement that by its nature is required to be performed by or prior to Closing ("Pre-Closing Covenants") may be made or brought by any party hereto after nine (9) months of the Closing Date.

      To the extent a claim for indemnification is limited by Section 9.1(a) or Section 9.1(b) above, any such claim not made in accordance with the requirements of this Agreement on or prior to the applicable date provided in Section 9.1(a) or 9.1(b) will be irrevocably and unconditionally released and waived. Any obligation under this Agreement to indemnify in respect of Losses of which any Purchaser Indemnified Party or Seller Indemnified Party has validly given an indemnification claim notice in accordance with the requirements of this Agreement on or prior to the applicable date provided in Section 9.1(a) or 9.1(b) shall continue solely with respect to the specific matters in such notice and then only until the liability of the parties with respect thereto shall have been determined and satisfied pursuant to this Article IX.

    Indemnification by the Seller. Subject to the other provisions of this Article IX, after the Closing the Seller hereby agrees to indemnify and hold the Purchaser and its Affiliates, and their respective directors, officers, successors and permitted assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against, and to reimburse or otherwise pay to applicable Purchaser Indemnified Parties the amount of, any and all losses, liabilities, claims, demands, judgments, damages, fines, suits, actions, costs and expenses (including reasonable attorneys' fees) (individually, a "Loss" and, collectively, "Losses") arising from or in connection with:

      the failure of any of the representations or warranties made by the Seller (i) in this Agreement, except with respect to the representations and warranties in Section 4.9 (Taxes), the subject matter of which is addressed by Section 7.10(b), or (ii) in any certificate delivered pursuant to Section 8.1, to be true and correct in all respects, and provided that the representations and warranties set forth in Section 4.12(e) shall be deemed to exclude the words "materially" and "material" for purposes of determining whether such representation is true and correct in all respects under this Section 9.2(a);

      the breach of any covenant or agreement of the Seller set forth in this Agreement other than the covenants set forth in Section 7.10, the subject matter of which is addressed by Section 7.10(b);

      notwithstanding any qualifications or limitations on any representations, warranties, covenants or agreements of Seller in this Agreement, any Seller Assumed Liability; or

      each of the matters set forth on Schedule 9.2(d).

    Indemnification by Steiner Leisure. Subject to Sections 9.4 and 9.5 hereof, Steiner Leisure hereby agrees to indemnify and hold the Seller and its Affiliates, and their respective directors, officers, successors and permitted assigns (collectively, the "Seller Indemnified Parties") harmless from and against, and to reimburse or otherwise pay to the applicable Seller Indemnified Party the amount of, any and all Losses arising from or in connection with:

      the failure of any of the representations or warranties made by the Purchaser in this Agreement, or in any certificate delivered pursuant to Section 8.2, to be true and correct in all respects; or

      the breach of any covenant of the Purchaser set forth in this Agreement;

      the operations of the Company or the Subsidiaries from and after the Closing (except to the extent otherwise covered in Section 9.2, i.e. a Seller Assumed Liability); or

      any payments required under any Seller Guarantees that are not replaced.

    Indemnification Procedures.

      A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

      In the event that any Legal Proceedings shall be instituted, or that any claim shall be asserted, by any third party in respect of which payment may be sought under Sections 9.2 and 9.3 (regardless of the limitations set forth in Section 9.5) (an "Indemnification Claim"), the indemnified party shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party, which notice shall describe in reasonable detail the facts giving rise to the claim for indemnification and (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement upon which such claim is based. The failure of the indemnified party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party is prejudiced as a result of such failure. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which shall be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder; provided that (i) it shall within 20 days (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party of its intent to do so, (ii) it shall certify to the indemnified party in writing that, if such Indemnification Claim were resolved in the favor of such third-party claimant, indemnified party would be entitled to be indemnified from and against any Losses with respect thereto, and (iii) at all times it acts reasonably and diligently in undertaking such defense; provided further that if the Seller is the indemnifying party that defends against, negotiates, settles or otherwise deals with such Indemnification Claim, the attorneys' fees and other Losses incurred by the Seller in connection with such defense, negotiation, settlement or other dealings shall reduce (by the amount thereof) the amount recoverable under the Cap by Purchaser Indemnified Parties. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, the indemnified party may defend against such Indemnification Claim with counsel reasonably acceptable to the indemnified party. If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at its own expense, in the defense of such Indemnification Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict of interests exists between the indemnified party and the indemnifying party with respect to the matter such that separate representation is reasonably necessary; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. If the indemnifying party assumes the defense of such claim in accordance herewith: (i) the indemnified party may retain separate co-counsel at its sole cost and expense and participate in the defense of such Indemnification Claim, provided that the indemnifying party shall control the investigation, defense and settlement thereof, (ii) the indemnified party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Indemnification Claim without the prior written consent of the indemnifying party, and (iii) the indemnifying party shall not consent to the entry of any judgment or enter into any settlement with respect to such Indemnification Claim without the prior written consent of the indemnified party unless (x) the judgment or settlement provides solely for the payment of money, (y) the indemnifying party makes such payment and (z) the indemnified party receives an unconditional release with respect to such Indemnification Claim. Notwithstanding the foregoing, this Section 9.4 shall not apply to claims for Taxes, which shall be governed by Section 7.10(f).

      After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.

    Certain Limitations on Indemnification.

      Notwithstanding any provision of this Article IX to the contrary, neither the Seller nor the Purchaser shall have any indemnification obligations for Losses under Section 9.2(a) or Section 9.3(a):

        for any individual item, or group of items arising out of the same event, where the Loss relating thereto is less than $50,000 (the "Sub-Basket"); provided that the Sub-Basket shall be inapplicable with respect to any claim for breach of any representation or warranty set forth herein in the event such representation or warranty is qualified by the word or words "knowledge," "material," "in all material respects," "material adverse effect," "Material Adverse Effect," or any similar qualifying language; and

        in respect of each individual item, or group of items arising out of the same event, where the Loss relating thereto is equal to or greater than the Sub-Basket (to the extent the Sub-Basket is applicable), unless the aggregate amount of all such Losses exceeds $750,000 (the "Basket"), and then only to the extent of such excess.

      Notwithstanding the foregoing, the limitations set forth in this Section 9.5(a) shall not apply to (i) Losses arising from any breach or inaccuracy of the Specified Representations, (ii) Section 4.10(f) (except to the extent set forth in Schedule 4.10(f)), (iii) Section 4.10(b) (other than with respect to clause (v) thereof), (c), (d), (e) and (g) (with respect to any representations regarding Real Property Leases for which Estoppel Certificates are not obtained within 45 days of the Closing), (iv) Section 4.10(l) (with respect to any Real Property Leases for which there is no Non-Disturbance Agreement in place as of the Closing) or (v) Section 4.25.

      In no event shall the aggregate indemnification to be paid by the Seller under Section 9.2(a) exceed an amount equal to $10 million (the "Cap"), provided, however, that the Cap shall not apply to or limit (i) the Seller's responsibilities for any such Losses based upon, attributable to or resulting from the failure of the Specified Representations to be true and correct, or (ii) the Seller's obligation to indemnify the Purchaser Indemnified Parties under Section 7.10(b).

      Steiner US shall take, and shall cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

      The amount of any Losses for which indemnification is provided under this Article IX and Section 7.10 shall be net of any amounts actually recovered by the indemnified party under insurance policies or otherwise with respect to such Losses (net of any expenses incurred in connection with such recovery). In the event and to the extent any Loss is covered by insurance, the parties agree to notify their respective insurance carriers of the existence of such Loss, but shall not be under any obligation to prosecute such claim.

      Notwithstanding anything to the contrary in this Agreement, none of the limitations on indemnification obligations set forth hereby shall apply to claims based on fraud or intentional breaches.

      No Purchaser Indemnified Party shall be entitled to indemnification pursuant to Section 9.2(a) with respect to any matter (i) that is taken into account in the calculation of any adjustment to the Purchase Price pursuant to Section 2.4 or (ii) of which a Purchaser Indemnified Party had waived in writing prior to the Closing.

    Tax Treatment of Indemnity Payments. Steiner US and the Seller agree to treat any indemnity payment made pursuant to Section 7.10(b) or this Article IX as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

    Exclusive Remedy. From and after the Closing, except in the event of fraud (i.e., an intentional misrepresentation or omission of a material fact stated by, or omitted to be stated by, a party that is made or omitted with the intent to defraud), the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty in this Agreement or certificate delivered pursuant hereto, or any breach or alleged breach of any covenant or agreement in this Agreement, shall be indemnification in accordance with Article VII or this Article IX. In furtherance of the foregoing, the parties hereby waive, from and after the Closing, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the Seller or the Purchaser, as the case may be, arising under or based upon any Law (including common law) and relating to this Agreement. Notwithstanding the foregoing, this Section shall not (a) operate to limit the rights of the parties (i) to seek equitable remedies (including specific performance or injunctive relief) or (ii) under the Post-Closing Agreements or Backstop Documents or (b) interfere with or impede the operation of the provisions of (i) Section 2.4 providing for the resolution of certain disputes relating to the Purchase Price between the parties and/or by the Independent Accountant or (ii) Section 7.10 providing for the resolution of certain disputes relating to Taxes by an independent accounting firm. Nothing contained herein will be deemed to require any party to pursue any particular claim for indemnification and the parties may pursue one or more claims for indemnification with respect to the same matter independently.

  MISCELLANEOUS

    Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar non-income Taxes or charges, of any nature whatsoever (together, "Transfer Taxes"), applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne equally by the Seller and Purchaser, provided that the Purchaser shall be responsible for all such Transfer Taxes attributable to the sale of the Foreign Subsidiaries hereunder.

    Expenses. Except as otherwise provided in this Agreement, each of the Seller and the Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

    Entire Agreement; Amendments and Waivers. This Agreement, (including the schedules and exhibits hereto) the Post-Closing Agreements and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

    If to the Purchaser (and, following the Closing, to the Company or Bliss LLC), to:

    Steiner Leisure Limited

    c/o Steiner Management Services, LLC

    770 South Dixie Highway

    Coral Gables, Fl 33146

    Facsimile: 305-661-3248

    Attention: Robert C. Boehm

    With a copy (which shall not constitute notice) to:

    Akerman Senterfitt

    1 S.E. 3rd Avenue, 25th Floor

    Miami, FL  33131-1714

    Facsimile: 305-374-5600
    Attention: Scott Wasserman and Jonathan Awner

    If to the Seller (and, prior to the Closing, to the Company or Bliss LLC), to:

    Starwood Hotels & Resorts Worldwide, Inc.

    1111 Westchester Avenue

    White Plains, New York 10604

    Facsimile: (914) 640-8260
    Attention: General Counsel

    With a copy (which shall not constitute notice) to:

    Starwood Hotels & Resorts Worldwide, Inc.

    1111 Westchester Avenue

    White Plains, New York 10604

    Facsimile: (914) 640-6250
    Attention: Michael Dojlidko and Laura Mutterperl

    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

    Binding Effect; No Third-Party Beneficiaries; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or the Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that notwithstanding the foregoing, the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the Purchaser's rights to purchase the Shares and the Purchaser's rights to seek indemnification hereunder) to one or more Subsidiaries of the Purchaser without the consent of the Seller, provided further that upon such assignment, the Purchaser guarantees all of its obligations hereunder. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment by the Purchaser, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

    GOVERNING LAW; SUBMISSION TO JURISDICTION; CONSENT TO SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

      THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE THAT WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

      EACH OF THE PARTIES:

        SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED WITHIN THE BOROUGH OF MANHATTAN OF THE CITY, COUNTY AND STATE OF NEW YORK OVER ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE OR ANY SUIT, ACTION PROCEEDING RELATED THERETO MAY BE HEARD AND DETERMINED IN SUCH COURTS;

        WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE;

        AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW;

        IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT; AND

        CONSENTS TO PROCESS BEING SERVED BY ANY PARTY TO THIS AGREEMENT IN ANY SUIT, ACTION OR PROCEEDING BY THE DELIVERY OF A COPY THEREOF IN ACCORDANCE WITH THE PROVISIONS OF SECTION 10.4.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

STEINER LEISURE LIMITED

By: /s/ Leonard Fluxman

Name: Leonard Fluxman

Title: President and CEO

STEINER U.S. HOLDINGS, INC.

By: /s/ Leonard Fluxman

Name: Leonard Fluxman

Title: President and CEO

STEINER UK LIMITED

By: /s/ Leonard Fluxman

Name: Leonard Fluxman

Title: Director

MANDARA SPA ASIA LIMITED

By: /s/ Leonard Fluxman

Name: Leonard Fluxman

Title: Chairman

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By: /s/ Vasant M. Prabhu

Name: Vasant M. Prabhu

Title: EVP -- CFO

BLISS WORLD HOLDINGS INC.

By: /s/ Vasant M. Prabhu

Name: Vasant M. Prabhu

Title: Vice President and Treasurer

BLISS WORLD LLC

By: /s/ Vasant M. Prabhu

Name: Vasant M. Prabhu

Title: Vice President and Treasurer